UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ADTRAN Holdings, Inc.
(Name of Registrant as Specified in its Charter)
Not applicable.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2023 ANNUAL MEETING

AND

PROXY STATEMENT

Corporate Office	U.S. Mail	Toll-Free: 1 800 9Adtran
901 Explorer Blvd.	P.O. Box 140000	Telephone: 256 963 8000
Huntsville, AL 35806	Huntsville, AL 35814-4000	http:/www.adtran.com

March 28, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of ADTRAN Holdings, Inc. to be held on Wednesday, May 10, 2023, at 10:30 a.m., Central Time. We are pleased to announce that this year’s Annual Meeting will be a virtual meeting conducted by live webcast on the Internet. You will be able to attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/ADTN2023 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card if you receive the proxy materials by mail. You will not be able to attend the Annual Meeting in person.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we also will report on Adtran’s operations during the past year and our plans for the future.

We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Your vote, whether during the virtual meeting on May 10, 2023 or by proxy, is important. Please review the instructions on each of your voting options described in the accompanying proxy materials and the Notice you received in the mail. If you are unable to participate in the virtual meeting, I urge you to vote as soon as possible.

Sincerely,

THOMAS R. STANTON
Chairman of the Board

ADTRAN HOLDINGS, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 10, 2023

NOTICE HEREBY IS GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of ADTRAN Holdings, Inc. (the “Company”) will be held on Wednesday, May 10, 2023, at 10:30 a.m., Central Time, via live webcast. You can participate in the meeting by visiting www.virtualshareholdermeeting.com/ADTN2023 and entering the 16-digit control number included on your Notice or proxy card. If you hold your shares through an intermediary, such as a bank or broker, and do not have a control number, please contact the bank or broker. Please log in to the website by 10:15 a.m., Central Time, on the day of the meeting. There is no physical location for the Annual Meeting.

The Annual Meeting is being held for the purposes of considering and voting upon:

1.	A proposal to elect nine directors to serve until the 2024 Annual Meeting of Stockholders;

2.

An advisory proposal with respect to the compensation of the Company’s named executive officers (“NEOs”), as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative in the attached Proxy Statement;

3.	An advisory proposal with respect to the frequency of future votes on the compensation of the Company’s NEOs;

4.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023; and

5.

Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting.

The Board of Directors recommends that you vote FOR each of the nine director nominees; FOR the approval on an advisory basis of the compensation of the Company’s NEOs; FOR the option of “EVERY YEAR” as the preferred frequency for future advisory votes on the compensation of the Company’s NEOs; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Annual Meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 13, 2023, are entitled to receive notice of and to vote during the Annual Meeting and any adjournments thereof.

Whether or not you plan to participate in the Annual Meeting, we urge you to review these materials carefully, which are available at https://materials.proxyvote.com/00738A. We also encourage you to vote by (i) following the instructions on the notice that you received from your broker, bank or other nominee if your shares are held beneficially in “street name” or (ii) one of the following means if your shares are registered directly in your name with the Company’s transfer agent:

•	By Internet: Go to the website www.proxyvote.com and follow the instructions. You will need the control number included on your Notice to obtain your records and vote by Internet.

•	By Telephone: From a touch-tone telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will need the control number included on your Notice in order to vote by telephone.

•

By Mail: You may request a hard copy of the proxy materials, including a proxy card, by following the instructions on your Notice. If you request and receive a proxy card, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 9, 2023 in order to be counted for the Annual Meeting.

You can submit questions in advance of the Annual Meeting by visiting www.proxyvote.com, entering your 16-digit control number, and using the “Questions for Management” feature. You can submit questions during the Annual Meeting by following the instructions on the meeting website. Management will answer pertinent questions in the “Investor Resources” section of our website at https://investors.adtran.com. The questions and answers will be available as soon as practicable after the Annual Meeting and will remain available for thirty (30) days after posting.

By order of the Board of Directors,

MICHAEL K. FOLIANO
Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary

Huntsville, Alabama

March 28, 2023

i

ii

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 10, 2023

This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, contains information about the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of ADTRAN Holdings, Inc. (the “Company”), including any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held on Wednesday, May 10, 2023 at 10:30 a.m., Central Time. We are pleased to announce that this year’s Annual Meeting will be a virtual meeting conducted by live webcast on the Internet. You will be able to attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/ADTN2023 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card if you receive the proxy materials by mail. If you hold your shares through an intermediary, such as a bank or broker, and do not have a control number, please contact the bank or broker. Please log in to the website by 10:15 a.m., Central Time, on the day of the meeting. You may vote during the Annual Meeting by following the instructions available on the meeting website. There is no physical location for the Annual Meeting.

You can submit questions in advance of the Annual Meeting by visiting www.proxyvote.com, entering your 16-digit control number, and using the “Questions for Management” feature. You can submit questions during the Annual Meeting by following the instructions on the meeting website. Management will answer pertinent questions in the “Investor Resources” section of our website at https://investors.adtran.com. The questions and answers will be available as soon as practicable after the Annual Meeting and will remain available for thirty (30) days after posting.

We are providing this Proxy Statement to the stockholders of the Company in connection with the solicitation of proxies by our Board of Directors to be voted during the Annual Meeting and at any adjournments of that meeting.

On or about March 28, 2023, we began sending the Notice to all stockholders entitled to vote in advance of or during the virtual Annual Meeting. We encourage all of our stockholders to vote on the proposals presented, and we hope the information contained in this document will help you decide how you wish to vote.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 10, 2023:

This Notice, the Proxy Statement and the 2022 Annual Report to Stockholders of ADTRAN Holdings, Inc. are available free of charge to view, print and download at https://materials.proxyvote.com/00738A.

Additionally, you can find a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including financial statements and schedules thereto, on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov, or in the “SEC Filings” section of our website at

https://investors.adtran.com. You may also obtain a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including financial statements and schedules thereto, free of charge, from us by sending a written request to: ADTRAN Holdings, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806. Exhibits will be provided upon written request.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why is the Company soliciting my proxy?

The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders to be held on Wednesday, May 10, 2023 at 10:30 a.m., Central Time, via live webcast and any adjournments of the meeting, which we refer to as the “virtual Annual Meeting” or the “Annual Meeting.” This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote during the Annual Meeting.

How can I participate in the virtual Annual Meeting?

You will be able to attend and participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/ADTN2023 and entering the 16-digit control number included on your Notice or proxy card. If you hold your shares through an intermediary, such as a bank or broker, and do not have a control number, please contact the bank or broker. Please log in to the website by 10:15 a.m., Central Time, on the day of the meeting. You may vote during the Annual Meeting by following the instructions available on the meeting website.

You can submit questions in advance of the Annual Meeting by visiting www.proxyvote.com, entering your 16-digit control number, and using the “Questions for Management” feature. You can submit questions during the Annual Meeting by following the instructions on the meeting website. Management will answer pertinent questions in the “Investor Resources” section of our website at https://investors.adtran.com. The questions and answers will be available as soon as practicable after the Annual Meeting and will remain available for thirty (30) days after posting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this Proxy Statement and our 2022 Annual Report to Stockholders, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about March 28, 2023, a Notice was sent to our stockholders which instructs you on how to access and review the proxy materials on the Internet. The Notice also instructs you on how to submit your proxy via the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Why am I receiving these materials?

Our Board is providing these proxy materials to you on the Internet or, upon your request, will deliver printed versions of these materials to you by mail, in connection with the Annual Meeting, which will take place on May 10, 2023. Stockholders are invited to participate in the virtual Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is included in these materials?

These proxy materials include:

•	our Proxy Statement for the Annual Meeting; and

•	our 2022 Annual Report to Stockholders.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the Annual Meeting.

What proposals will be voted on during the Annual Meeting?

You will be voting on the matters listed below (with the Board’s recommendation on each matter):

Items of Business		Board Recommendation	Page Reference

1.	Elect nine directors to serve until the 2024 Annual Meeting of Stockholders	FOR	11

2.	Approve on an advisory basis the compensation of our NEOs	FOR	80

3.	Approve on an advisory basis the frequency of future advisory votes on the compensation of our NEOs	EVERY YEAR	81

4.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	FOR	82

What shares owned by me can be voted?

All shares owned by you as of the close of business on March 13, 2023 (the “Record Date”) may be voted. You may cast one vote per share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stock broker, bank or other nominee. At the close of business on the Record Date, there were 78,634,186 shares of our common stock outstanding. Each stockholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of the Company’s stockholders hold their shares through a stock broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially through a nominee.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, Thomas R. Stanton, the Company’s Chief Executive Officer and Chairman of the Board, and Michael K. Foliano, the Company’s Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary, or to vote prior to or during the virtual Annual Meeting. If you request printed copies of the proxy materials, the Company will provide a proxy card for you to use. You may also vote by Internet or by telephone, as described below under the heading “How can I vote my shares without participating in the Annual Meeting in real time?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and a notice is being sent to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you are invited to participate in the virtual Annual Meeting. You also have the right to direct your broker on how to vote these shares. The notice that you receive from your broker or nominee should include instructions for you to direct your broker or nominee how to vote your shares. You may also vote prior to the Annual Meeting by Internet or by telephone, as described below under “How can I vote my shares without participating in the Annual Meeting in real time?” However, shares held in “street name” may be voted during the Annual Meeting by you only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

How can I vote my shares during the virtual Annual Meeting?

Shares held directly in your name as the stockholder of record or shares held beneficially in “street name” may be voted during the virtual Annual Meeting. If you choose to vote your shares during the virtual Annual Meeting and you are the stockholder of record, you will need the control number included on your Notice or proxy card. If you hold your shares in “street name” and do not have a control number, please contact the bank or broker.

How can I vote my shares without participating in the Annual Meeting in real time?

Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without participating in the virtual Annual Meeting in real time. If you are the stockholder of record, you can vote by proxy by one of the following means:

•	By Internet: Go to the website www.proxyvote.com and follow the instructions. You will need the control number included on your Notice to obtain your records and vote by Internet.

•	By Telephone: From a touch-tone telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will need the control number included on your Notice in order to vote by telephone.

•

By Mail: You may request a hard copy of the proxy materials, including a proxy card, by following the instructions on your Notice. If you request and receive a proxy card, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 9, 2023 in order to be counted for the Annual Meeting.

If you hold your shares beneficially in “street name,” please follow the instructions provided in the notice from your broker, or, if you request printed copies of proxy materials, on the proxy card or voting instruction form. We urge you to review the proxy materials carefully before you vote. These materials are available at https://materials.proxyvote.com/00738A.

Can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions prior to the vote during the virtual Annual Meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction form bearing a later date (which will automatically revoke your earlier voting instructions), which new vote must be received by 11:59 p.m., Central Time, on May 9, 2023. You may also enter a new vote by participating in and voting during the virtual Annual Meeting. Your participation in the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

What is the voting requirement to approve each of the proposals?

Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed (1)	Unmarked Signed Proxy Cards
1. Election of directors	The number of votes cast for a nominee exceeds the number of votes cast against that nominee. (2)	No effect	No	Voted “For” All Director Nominees
2. Non-binding advisory vote to approve the compensation of our NEOs	Majority of shares represented and entitled to vote	Counted as “Against”	No	Voted “For”
3. Non-binding advisory vote on the frequency of future “Say-On-Pay” votes	Majority of shares represented and entitled to vote	Counted as “Against”	No	Voted for “EVERY YEAR”
4. Ratification of appointment of independent registered public accounting firm	Majority of shares represented and entitled to vote	Counted as “Against”	Yes	Voted “For”

(1)

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Because broker non-votes are not voted affirmatively or negatively, they will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of Proposal 1. Because brokers are not entitled to vote on Proposal 2 or 3 in the absence of instructions, broker non-votes will have no effect on the outcome of these proposals.

(2)

Pursuant to the Company’s Director Resignation Policy, an uncontested director is required to promptly tender to the Chairman of the Board of Directors an irrevocable contingent resignation in the event that such director fails to receive a sufficient number of votes for election or re-election. The Nominating and Corporate Governance Committee of the Board is required to consider on an expedited basis such director’s tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the tendered resignation. The Board is required to take formal action on the Nominating and Corporate Governance Committee’s recommendation expeditiously following receipt, and the Company will publicly disclose the Board’s decision and, if applicable, its reasoning for rejecting the tendered resignation.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

It means your shares are registered differently or are held in more than one account. For each Notice you receive, please submit your vote for each control number you have been assigned. If you request and receive paper copies of proxy materials, please provide voting instructions for all proxy cards and voting instruction forms you receive.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results during the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What happens if additional proposals are presented during the Annual Meeting?

Other than the four proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote during the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Thomas R. Stanton, the Company’s Chief Executive Officer and Chairman of the Board, and Michael K. Foliano, the Company’s Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote during the Annual Meeting. If for any unforeseen reason, any one or more of the Company’s nominees for director is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

What is the quorum requirement for the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to vote or act at the meeting. The shares may be present by participating in the Annual Meeting or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the Annual Meeting. We may do this with or without a stockholder vote. Alternatively, if the stockholders vote to adjourn the Annual Meeting in accordance with the Company’s Bylaws, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Who will bear the cost of soliciting proxies for the Annual Meeting?

The Company will pay the entire cost of soliciting proxies for the Annual Meeting, including the distribution of proxy materials. We have hired Georgeson Inc. to assist in the solicitation of proxies from stockholders at a fee of approximately $8,000 plus reasonable out-of-pocket expenses. We will request brokers or nominees to forward this Proxy Statement to their customers and principals and will reimburse them for expenses so incurred. If deemed necessary, we may also use our officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 13, 2023, by (1) each of our directors, (2) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown except as otherwise noted.

Name and Relationship to Company	Number of Shares of Common Stock (1)	Percent of Class (2)
Thomas R. Stanton	603,450	*
Chairman of the Board, Chief Executive Officer and Director
Michael K. Foliano	122,587	*
Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary
Ronald D. Centis	44,892	*
Senior Vice President of Operations
Raymond Harris	42,060	*
Chief Information Officer
James D. Wilson, Jr.	89,588	*
Chief Revenue Officer
Christoph Glingener	0	*
Chief Technology Officer Chief Executive Officer – ADVA Optical Networking SE
Johanna Hey	0	*
Director
H. Fenwick Huss	56,449	*
Lead Director
Gregory J. McCray	21,742	*
Director
Balan Nair	74,222	*
Director
Brian Protiva	402,967	*
Director
Jacqueline H. Rice	39,345	*
Director
Nikos Theodosopoulos	0	*
Director
Kathryn A. Walker	47,512	*
Director
All directors and executive officers as a group (14 persons)	1,544,814	1.95%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)

Beneficial ownership as reported in the table has been determined in accordance with applicable Securities and Exchange Commission (“SEC”) regulations and includes shares of our common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of March 13, 2023 as follows: Mr. Stanton – 263,780 shares; Mr. Foliano – 52,303 shares; Mr. Wilson – 20,034 shares; Mr. Protiva – 52,997 shares; and all directors and executive officers as a group – 389,114 shares. The shares included in the table above do not include shares of our common stock that may be issued upon distribution of stock awards that were deferred pursuant to the Company’s nonqualified deferred compensation plans (collectively, the “Deferred Compensation Plan”), which the individual becomes entitled to upon separation of service from the Company, but which shares are actually payable, at the earliest, on the first day of the month following the six month anniversary of the participant’s separation from service, as follows: Mr. Stanton – 219,931 shares; Mr. Foliano – 41,458 shares; Mr. Wilson – 17,339 shares; and all directors and executive officers as a group – 278,728 shares.

Additionally, pursuant to the terms of the ADTRAN Holdings, Inc. 2020 Directors Stock Plan, the unvested shares of restricted stock awarded to our directors do not entitle the holder to exercise any voting or other stockholder rights with respect to such shares. Accordingly, the shares included in the table above do not include (i) 4,790 shares of unvested time-based restricted stock awarded to each of Dr. Huss, Messrs. McCray, Nair and Protiva, and Mses. Rice and Walker and (ii) 6,698 shares of unvested time-based restricted stock awarded to each of Ms. Hey and Mr. Theodosopoulos, which do not vest within 60 days of March 13, 2023. Pursuant to SEC regulations, all shares not currently outstanding that are subject to options exercisable within 60 days or to which an officer or director may become entitled upon vesting of RSUs within 60 days are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder thereof but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.

The shares shown include: as to Mr. Foliano, 250 shares held by the Company’s 401(k) plan; as to Mr. Wilson, 4,151 shares held by the Company’s 401(k) plan; as to Ms. Rice, 39,345 shares held in a trust; and as to all directors and executive officers as a group, 4,401 shares held in Company 401(k) plan accounts and 39,345 shares held by trusts for which an executive officer or director is a beneficiary or trustee.

(2)	Percentage of ownership is based on 78,634,186 shares of Company common stock outstanding as of March 13, 2023.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person, other than the officers or directors of Adtran, known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
BlackRock, Inc. (1)	13,723,837	17.45%
55 East 52nd Street New York, NY 10055
The Vanguard Group (2)	8,099,787	10.30%
100 Vanguard Blvd Malvern, PA 19355
EGORA Ventures AG (f/k/a EGORA Holding	4,889,435	6.22%
GmbH) (3) Fraunhoferstr. 22 82152 Planegg-Martinsried/Munich, Germany

(1)

The amount shown and the following information are derived from an amended Schedule 13G filed by BlackRock, Inc. on January 26, 2023, reporting beneficial ownership as of December 31, 2022. According to the Schedule 13G, BlackRock, Inc. has sole voting power over 13,632,800 shares and sole dispositive power as to all of the shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the shares; however, no one person’s beneficial interest in the shares is more than 5% of the total shares, except BlackRock Fund Advisors.

(2)

The amount shown and the following information are derived from an amended Schedule 13G filed by The Vanguard Group on February 9, 2023, reporting beneficial ownership as of December 30, 2022. According to the Schedule 13G, the Vanguard Group, a registered investment adviser, has shared voting power over 122,711 shares, sole dispositive power over 7,917,241 shares, and shared dispositive power over 182,546 shares.

(3)

The amount shown and the following information are derived from a Schedule 13D filed jointly by EGORA Ventures AG (f/k/a EGORA Holding GmbH) (“EGORA”), EGORA Investments GmbH (“EGORA GmbH”) and Brian Protiva on July 20, 2022, which reflects that EGORA beneficially owned 4,889,435 shares as of July 15, 2022. According to the Schedule 13D, EGORA has sole voting and dispositive power with respect to all of the shares. EGORA owns 100% of the capital stock of EGORA GmbH and Mr. Protiva is the record and beneficial owner of approximately 42.61% of the capital stock of EGORA. Mr. Protiva disclaims beneficial ownership of the shares held by EGORA.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors

Our Board of Directors currently consists of nine members. The Board has nominated Thomas R. Stanton, Johanna Hey, H. Fenwick Huss, Gregory J. McCray, Balan Nair, Brian Protiva, Jacqueline H. Rice, Nikos Theodosopoulos and Kathryn A. Walker for election as directors at the 2023 Annual Meeting. Each of these individuals currently serves as a director.

In July 2022, the Company completed a business combination pursuant to which ADTRAN, Inc., through a merger that closed on July 8, 2022 (the “Merger”), became a wholly-owned subsidiary of the Company, and through an exchange offer that settled on July 15, 2022 (the “Exchange Offer”), the Company acquired approximately 65% of the outstanding shares of ADVA Optical Networking SE, a company organized and existing under the laws of Germany (“ADVA”). Each of Messrs. Stanton, Huss, McCray and Nair and Mses. Rice and Walker, the directors of ADTRAN, Inc., was elected to the Board of the Company, as the successor issuer to ADTRAN, Inc., upon the closing of the Merger. Upon consummation of the Exchange Offer, each of Johanna Hey, Brian Protiva and Nikos Theodosopoulos was elected to the Company’s Board, and Mr. Protiva was named Vice Chairman of the Board. The skills that these new directors bring to the Board are instrumental to our achievement of synergies and global strategy going forward. The term “Business Combination” refers to both ADTRAN, Inc. and ADVA becoming subsidiaries of the Company through the Merger and the Exchange Offer, respectively, and the “closing of the Business Combination” refers to July 15, 2022. References in this Proxy Statement to “Adtran,” the “Company,” “we,” “our” and “us” refer to ADTRAN, Inc. prior to the Merger and to ADTRAN Holdings, Inc. following the Merger.

If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. There are no family relationships among the directors, director nominees or the executive officers. Pursuant to the Company’s Director Resignation Policy, each of the director nominees is deemed to have agreed to promptly tender to the Chairman of the Board of Directors an irrevocable contingent resignation in the event that such director fails to receive a sufficient number of votes for re-election (a “majority against vote”). If any director nominee receives a majority against vote at the Annual Meeting, the Nominating and Corporate Governance Committee of the Board of Directors will recommend to the Board, and the Board will determine, whether to accept or reject the resignation tendered by such individual. Following the Board’s decision, the Company will file a Current Report on Form 8-K with the SEC in order to disclose the decision and, if applicable, the Board’s reasoning for rejecting the tendered resignation.

Our Bylaws provide that our Board consists of a single class of directors and that the terms of office of the directors is one year from the time of their election until the next annual meeting of stockholders and until their successors are duly elected and qualified. In addition, our Bylaws provide that, in general, vacancies on our Board may be filled by a majority of directors in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Our Bylaws provide that the exact number of directors will be fixed from time to time by our Board pursuant to a resolution adopted by a majority of the whole Board.

Our Board of Directors seeks to ensure that the Board is composed of members whose experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and the laws and stock exchange rules that govern its affairs. We have no minimum qualifications for director candidates. In general, however, our Board will review and evaluate both incumbent and potential new directors in an effort to achieve diversity of skills and experience among our directors so that our Board has an effective mix of technical, financial, operating and management experience. Our Board has adopted corporate governance principles to guide the Company and the Board on various governance matters, and these principles task the Nominating and Corporate Governance

Committee of the Board with establishing criteria for the selection of potential directors, taking into account the following desired attributes:

•	Leadership	•	Business experiences

•	Independence	•	Industry knowledge

•	Interpersonal skills	•	Diversity of viewpoints

• Financial acumen

We believe that our Board should be comprised predominantly of independent directors from diverse backgrounds external to the Company, but should nevertheless include the insight and judgment of our senior management. Our Board has no specific requirements regarding diversity but believes that its membership should reflect a diversity of experience, gender, race, ethnicity and age. Our Board is currently 33% female, 33% ethnically diverse, and 66% female or ethnically diverse. The following diversity statistics are reported in the standardized disclosure matrix that is required by the listing rules of the Nasdaq Stock Market (“Nasdaq”):

Board Diversity Matrix (as of March 28, 2023)

Board Size:

Total Number of Directors: 9

Gender:	Female	Male	Non-Binary		Gender Undisclosed

Number of Directors Based on Gender Identity	3	6	—		—

Number of Directors Who Identify in Any of the Categories Below:

African American or Black	—	1	—		—

Alaskan Native or American Indian	—	—	—		—

Asian	—	2	—		—

Hispanic or Latinx	—	—	—		—

Native Hawaiian or Pacific Islander	—	—	—		—

White	3	3	—		—

Two or More Races or Ethnicities	—	—	—		—

LGBTQ+				—

Demographic Background Undisclosed				—

In assessing the experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and Board to conclude that each director has the appropriate qualifications to serve as a director of the Company, the Board focused on the information discussed in each of the director nominees’ individual biographies set forth on pages 12 to 16 of this Proxy Statement. In evaluating the suitability of the director nominees for re-election, our Nominating and Corporate Governance Committee also considered the director’s past performance, including attendance at meetings and participation in and contributions to the activities of the Board and its committees, as applicable.

Information Regarding the Nominees for Director

Set forth below is certain information regarding the nine nominees for director, including their ages, principal occupations or employment for at least the past five years, the length of their tenure as directors, and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board’s conclusion at the time of filing of this Proxy Statement that each person listed below should serve as a director is set forth below. The stock ownership with respect to each director nominee is set forth in the Security Ownership of Certain Beneficial Owners and Management table on page 8.

THOMAS R. STANTON, age 58, was named our Chief Executive Officer in September 2005 and named Chairman of the Board in 2007. Mr. Stanton joined Adtran in 1995 as Vice President of Marketing for the Carrier Networks (“CN”) Division. Since that time, he has held a number of senior management positions within the Company, including Senior Vice President and General Manager of the CN Division. Prior to joining Adtran, he served as Vice President of Marketing and Engineering at Transcrypt International and held several senior management positions with E. F. Johnson Company. Mr. Stanton has served on the board of directors of a number of technology companies and is a past chairman of the board for both the Federal Reserve Bank of Atlanta’s Birmingham Branch and the Telecommunications Industry Association. He currently serves on the board of the Economic Development Partnership of Alabama and the Huntsville Chamber of Commerce and has served on the board of BancorpSouth Bank (NYSE: BXS) since October 2015. Mr. Stanton holds a Bachelor of Science degree in Computer Engineering from Auburn University.

Mr. Stanton has been a member of our Board since September 2005. Mr. Stanton has been selected as a nominee for director because he is our Chief Executive Officer and has extensive knowledge of all facets of our Company and extensive experience in all aspects of our industry.

JOHANNA HEY, age 52, has served on the supervisory board of ADVA since June 2013 and became its chair in August 2022. She also currently serves on the supervisory board of the Gothaer Versicherungsbank VVaG and the Gothaer Finanzholding AG, as well as the supervisory boards of the University of Cologne Executive School GmbH and Flossbach von Storch AG.

Ms. Hey is a professor on tax law in Germany. Since 2006, she has been the director of the Institute for Tax Law at the University of Cologne and has served on the Scientific Advisory Board of the Federal Ministry of Finance of Germany. Since the winter term of 2002/2003, Ms. Hey has been the chair of corporate law at the Heinrich Heine University in Düsseldorf, Germany. From 2004 to 2012, Ms. Hey was a member of the committee and first Vice President of the German Association of University Professors. In 2010, she was announced as the head of science of the Berlin Finance and Taxation Institute and, in the same year, was elected to the Permanent Deputation of the Association of German Jurists. From 2011 to 2016, she was head of the Scientific Advisory Board of German Tax Lawyers. Since 2011, Ms. Hey has been a member of the Scientific Advisory Board of the Centre for European Economic Research.

Ms. Hey has been a member of our Board since the closing of the Business Combination in July 2022. Ms. Hey has been selected as a nominee for director because of her long-time service on the supervisory board of ADVA and her expertise in accounting and European and international tax law. She also has experience as a board member for various companies and organizations.

H. FENWICK HUSS, age 72, served as the Willem Kooyker Dean of the Zicklin School of Business at Baruch College, a senior college of The City University of New York, from July 2014 to December 2022. He also served as a tenured Professor in Baruch’s Stan Ross Department of Accountancy. He previously served as Dean of the J. Mack Robinson College of Business at Georgia State University from 2004 to 2014. Prior to his appointment as Dean, Dr. Huss was Associate Dean from 1998 to 2004 and Director of the School of Accountancy at Georgia State from 1996 to 1998, and on the faculty since 1989. He also served on the faculty of the University of Maryland as an assistant professor from 1983 to 1989 and is a visiting professor at the Université Paris 1 Pantheon-Sorbonne.

Dr. Huss has been a member of our Board since October 2002 and has served as our Lead Director since May 2015. Dr. Huss has been selected as a nominee for director because he brings the point of view of academia and, in particular, the information and new concepts that develop in the business school environment. Dr. Huss also has extensive experience and knowledge of financial accounting and corporate finance and management experience in the academic environment.

GREGORY MCCRAY, age 59, is an experienced executive with more than 30 years of business, marketing, sales, engineering, operations, mergers and acquisitions, management and international experience in the communications technology industry. Since June 2018, Mr. McCray has served as the Chief Executive Officer of FDH Infrastructure Services (“FDH”), an engineering and science company that monitors, inspects, designs and performs structural analysis for infrastructure assets utilizing wireless monitoring devices and patented non-destructive testing techniques. During his career, Mr. McCray has served in a number of management and executive roles, including CEO of Access/Google Fiber in 2017; CEO of Aero Communications Inc., which provides installation, services and support to the communications industry, from 2013 to 2016; CEO of Antenova, a developer of antennas and radio frequency modules for mobile devices, from 2003 to 2012; Chairman and CEO of Piping Hot Networks, which brought broadband fixed wireless access equipment to market, from 2001 to 2002; and Senior Vice President of customer operations at Lucent Technologies from 1996 to 2000, where he managed the Customer Technical Operations Group for Europe, the Middle East and Africa. Mr. McCray currently serves on the board of directors of FDH, FreeWave Technologies and DigitalBridge Group, Inc. (NYSE: DBRG), where he also serves as a member of the Compensation and Nominating & Corporate Governance Committees. Mr. McCray served as a director of CenturyLink, Inc. (NYSE: CTL), the third largest network operator in America, from January 2005 to February 2017, where he served as chairman of the Cyber Security & Risk Committee from 2015 to 2017. Mr. McCray holds a Bachelor of Science degree in Computer Engineering from Iowa State University and a Master of Science degree in Industrial & Systems Engineering from Purdue University. He has also completed executive business programs at the University of Illinois, Harvard, and INSEAD.

Mr. McCray has been a member of our Board since May 2017. Mr. McCray has been selected as a nominee for director because of his extensive experience as an executive and senior manager in the telecommunications and technology industries during the course of his career, as well as his experience as a director of publicly-held companies.

BALAN NAIR, age 56, has served as President and Chief Executive Officer of Liberty Latin America Ltd. (NASDAQ: LILA) since 2018. Liberty Latin America is an integrated telecommunications company, focused on the Caribbean Islands and Latin America. Mr. Nair is an experienced and proven business executive with more than 20 years in the telecommunications industry. He has been a part of the Liberty family of companies since 2007, when he joined Liberty Global plc (NASDAQ: LBTYA) as its Senior Vice President and Chief Technology Officer. He most recently served as Executive Vice President and Chief Technology and Innovation Officer from 2007 to 2017. In this role, he was responsible for overseeing Liberty Global’s worldwide network, as well as Technology and Innovation operations, including Product Development, IT, Network Operations, Mobile Operations and Global Supply Chain functions. He was also responsible for Corporate Strategy and Venture Investments. Mr. Nair was an executive officer of Liberty Global and sat on Liberty Global’s Executive Leadership Team and the Investment Committee. Before joining Liberty Global, Mr. Nair served as Chief Technology Officer and Executive Vice President of AOL LLC, a global web services company. Prior to his role at AOL LLC, he spent more than 12 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair has a long history of working in the telephone, web world, and cable and media industries. He has served on the board of directors of Charter Communications, Inc. (NASDAQ: CHTR), a leading cable operator in the United States, since 2013, and on the board of Liberty Latin America since December 2017. He graduated from Iowa State University with a Bachelor of Science degree in Electrical Engineering and a Master of Business Administration degree. Mr. Nair holds a patent in systems development and is a Licensed Professional Engineer in Colorado.

Mr. Nair has been a member of our Board since February 2007. Mr. Nair has been selected as a nominee for director because he has extensive experience with the technologies that influence our industry and our markets and because he has management experience, particularly managing technical personnel, as well as his experience as a director of a publicly-held company.

BRIAN PROTIVA, age 58, led ADVA Optical Networking SE as Chief Executive Officer since co-founding the company in 1994 through August 31, 2022. As the CEO, he was responsible for ADVA’s overall strategy, M&A and human resources and he led every department at some point during his tenure. He fully retired as an employee of ADVA on December 31, 2022. Prior to co-founding and leading ADVA, Mr. Protiva served as the managing director of a holding company, AMS Electronics GmbH which he converted into Egora Holding GmbH, where he also co-managed a number of its subsidiaries. In addition, Mr. Protiva has served as a member of the board of directors of AMS Technologies AG since 2013.

Mr. Protiva has served as Vice Chairman of our Board since the closing of the Business Combination in July 2022. Mr. Protiva has been selected as a nominee for director because of his 30 years of experience in the networking industry combined with his leadership skills in building ADVA into a market leading optical networking company.

JACQUELINE H. (JACKIE) RICE, age 50, has served as General Counsel and Corporate Secretary of MillerKnoll, Inc. (NASDAQ: MLKN), a design and manufacturing company that researches, designs and manufactures interior furnishings for use in various environments, including residential, office, healthcare and educational settings, since February 2019. Previously, she served as Principal of RH Associates, a global consulting firm providing legal, risk and compliance advisory services for clients across all industries and geographies, from January 2018 to January 2019. From 2014 to 2017, Ms. Rice served as Target Corporation’s (NYSE: TGT) Executive Vice President and Chief Risk and Compliance Officer with responsibility for enterprise and vendor risk, corporate security and corporate compliance and ethics. Prior to joining Target, she served as Chief Compliance Officer and legal counsel of General Motors (NYSE: GM) from 2013 to 2014 and Executive Director, Global Ethics and Compliance of General Motors from 2010 to 2013. Ms. Rice has served on the board of directors for the Michigan West Coast Chamber of Commerce since October 2021. Ms. Rice graduated from the University of Detroit Mercy School of Law, where she was editor-in-chief of the Law Review, and she obtained her undergraduate degree from James Madison College at Michigan State University.

Ms. Rice has been a member of our Board since August 2016. Ms. Rice has been selected as a nominee for director because of her legal background and her experience with governance, compliance, ethics and risk management for large, publicly-held corporations.

NIKOS THEODOSOPOULOS, age 60, served as chairman of the supervisory board of ADVA from January 2015 until August 2022. He also currently serves on the board of directors of Arista Networks Inc.

In September 2012, he founded and currently serves as the managing member of NT Advisors, LLC, a technology consulting firm. Prior to founding NT Advisors, LLC, he was an equity research analyst for 18 years primarily at UBS Group AG, covering the technology sector, where he eventually served as the Global Technology Strategist and Technology Sector Head of U.S. Equity Research. Prior to his career in investment banking, he spent 10 years at AT&T Network Systems and Bell Laboratories. He holds a Master in Business Administration from New York University, a Master of Science from Stanford University, and a Bachelor of Science from Columbia University.

Mr. Theodosopoulos has been a member of our Board since the closing of the Business Combination in July 2022. Mr. Theodosopoulos has been selected as a nominee for director because of his experience in the technology industry and his vast public board experience in the technology industry including Chairman, Audit Committee Chair, and Compensation Committee Chair roles.

KATHRYN A. WALKER, age 63, has more than 30 years of experience in the communications industry. Since 2009, she has served as a managing director for OpenAir Equity Partners, a venture capital firm focusing on the wireless, communications and mobile Internet sectors. In addition, Ms. Walker is serving concurrently as Chief Technology Officer at Main Street Data, an agriculture data science company founded by OpenAir Equity Partners. Prior to joining OpenAir Equity Partners, Ms. Walker worked in a variety of roles at various subsidiaries of Sprint Corporation from 1985 to 2009, culminating in the position of Chief Information and Chief Network Officer at Sprint Nextel Corporation. She currently serves on the board of directors for SmartHome Ventures, on the Council of Trustees at South Dakota State University, and as the President of the

Board of Trustees at Missouri University of Science and Technology. Ms. Walker is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. The NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence and leading boardroom practices, and Ms. Walker demonstrates a commitment to the highest standards of exemplary board leadership by earning NACD Fellowship – The Gold Standard Director Credential – year after year. Ms. Walker also was elected to the NACD Directorship 100 in 2021 in recognition of her corporate governance expertise.

Ms. Walker has been a member of our Board since May 2014. Ms. Walker has been selected as a nominee for director because she has extensive experience with the technologies that influence our industry and our markets. She also possesses governance expertise and management experience, particularly managing technical personnel.

Voting of Proxies

Unless otherwise instructed, the proxy holders will vote proxies held by them “For” the election of Thomas R. Stanton, Johanna Hey, H. Fenwick Huss, Gregory J. McCray, Balan Nair, Brian Protiva, Jacqueline H. Rice, Nikos Theodosopoulos and Kathryn A. Walker as directors for a one-year term expiring at the 2024 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Each of the nominees has consented to serve his or her term as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

The Board of Directors unanimously recommends that the stockholders vote “For”

the election of the nine nominees named above.

CORPORATE GOVERNANCE

Governance Highlights

Our Board of Directors is committed to having sound corporate governance principles. Such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace. The “Corporate Governance” section of this Proxy Statement describes our governance framework, which includes the following features:

•  Majority voting in uncontested director elections

•  No classified Board

•  8 of 9 independent directors

•  Diverse Board that is 33% female, 33% ethnically diverse, and 66% female or ethnically diverse

•  Independent Lead Director of the Board

•  Directors required to submit resignations if they do not receive sufficient votes for re-election

•  Separate Board committee dedicated to ESG oversight

•  Annual Board and committee evaluations, as well as director self-evaluations, with focus on tangible improvements

•  No poison pill

•  Limitation on directorships of other publicly-traded companies

•  Mature environmental management system that is ISO 14001 certified, as part of comprehensive sustainability program

•  Stock ownership guidelines and equity retention requirements for non-employee directors

•  Regular executive sessions of independent directors

•  All directors attended 75% or more of Board and applicable committee meetings in 2022

•  No supermajority standards — stockholders may amend our bylaws and charter and approve mergers and business combinations by simple majority vote

•  Risk oversight by full Board and designated committees

Composition of the Board

Our Board seeks to ensure that the Board, as a whole, is strong in its collective knowledge of, and has a diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets. As part of our annual Board self-evaluation process, the Board evaluates whether or not the Board as a whole has the appropriate mix of skills, experience, backgrounds and diversity in relation to the needs of the Company for the current issues facing the Company.

Directors to be nominated by the Company for election at the annual stockholders’ meeting are approved by the Board upon recommendation by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers candidates for Board membership from recommendations by third-party executive search firms and candidates recommended by stockholders and by management, as well as recommendations from its committee members and other members of the Board. When the Nominating and Corporate Governance Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of director attributes.

Process for Stockholders to Recommend Director Nominees

As provided in its charter, the Nominating and Corporate Governance Committee will consider potential director candidates submitted by stockholders. To recommend a nominee, a stockholder should write to the Nominating and Corporate Governance Committee at ADTRAN Holdings, Inc., Attn: Corporate Secretary,

901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery). Any recommendation must include:

•	the name and address of the nominee;

•

all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

a brief biographical description, including his or her occupation for at least the last ten years, and a statement of the qualifications of the nominee, taking into account the criteria set forth above; and

•	the nominee’s signed consent to be named in the proxy statement if nominated and to serve as a director if elected.

The Corporate Secretary will promptly forward these materials to the Chair of the Nominating and Corporate Governance Committee and the Chairman of the Board. The Nominating and Corporate Governance Committee may contact a recommended candidate to request additional information about the candidate’s independence, qualifications and other information that would assist the Committee in evaluating the candidate. The Charter of the Nominating and Corporate Governance Committee and the Company’s Corporate Governance Principles set forth factors that the Board and the Nominating and Corporate Governance Committee may consider in evaluating a director nominee, regardless of the recommending party.

In addition to submitting nominations in advance to the Nominating and Corporate Governance Committee for consideration, a stockholder also may nominate persons for election to the Board of Directors in person at a stockholders meeting. Section 3.4 of the Company’s Bylaws provides for procedures pursuant to which stockholders may nominate a candidate for election as a director of the Company. Furthermore, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that complies with the informational and timing requirements of Rule 14a-19 under the Exchange Act to comply with the SEC’s universal proxy rules, in addition to satisfying the requirements under our Bylaws. The chairperson of the meeting shall have the power to determine and declare to the meeting whether or not a nomination was made in accordance with the procedures set forth in our Bylaws and, if the chairperson determines that a nomination is not in accordance with the procedures set forth in the Bylaws, to declare that the defective nomination will be disregarded. A copy of our Bylaws is available in the “Corporate Governance” section of our website at https://investors.adtran.com. Printed copies of the Bylaws may also be obtained at no charge by writing to the Corporate Secretary at ADTRAN Holdings, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806.

Board, Committee and Individual Director Evaluation Program

Pursuant to the Corporate Governance Principles, the Board and each of its committees conduct an annual evaluation of its performance, led by the Nominating and Corporate Governance Committee. The evaluation is intended to determine whether the Board and its committees are functioning effectively and fulfilling the requirements set forth in the Corporate Governance Principles or the committee’s charter, as applicable. Beginning in 2018, the evaluations also included self-evaluations pursuant to which the directors were asked to examine their own contributions to the Board or committee, as appropriate, and potential areas of improvement. The Nominating and Corporate Governance Committee formalized the following self-evaluation program, with the goal of placing additional emphasis on improvements to processes and effectiveness:

Board and Committee members complete self-evaluations: These questionnaires are completed individually in order to encourage honest feedback from the directors.

Group discussions: The Board or committee, as applicable, engages in a discussion of the completed questionnaires in order to assess performance in areas such as meeting efficiency, membership and structure, culture and operational effectiveness, and execution of roles and responsibilities.

Focus on outcomes: The Nominating and Corporate Governance Committee discusses the outcomes of the Board and committee evaluations, determines appropriate follow-up action items and assigns responsibility for such actions.

The Company used an independent third party to provide an annual evaluation designed to assure feedback and continuous improvement.

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that set forth the Company’s fundamental corporate governance principles and provide a flexible framework for the governance of the Company. The Corporate Governance Principles address, among other things, Board duties and responsibilities, management development and succession planning, Board membership and independence, Board meetings and Board committees, access to senior management and experts, director orientation and continuing education, and annual performance evaluations. The Nominating and Corporate Governance Committee regularly reviews and reassesses the adequacy of the Corporate Governance Principles and recommends any proposed changes to the Board, and the full Board approves such changes as it deems appropriate. A copy of our Corporate Governance Principles is available in the “Corporate Governance” section of our website at https://investors.adtran.com.

Director Independence

Nasdaq listing standards require that the Company have a majority of independent directors. Accordingly, because our Board currently has nine members, Nasdaq requires that five or more of the directors be independent. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the Board affirmatively determines that the director has no relationship with the Company that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standards set forth a list of relationships that would preclude a finding of independence.

The Board affirmatively determines the independence of each director and nominee for election as a director. The Board makes this determination annually. In accordance with Nasdaq’s listing standards, we do not consider a director to be independent unless the Board determines that (i) no relationship exists that would preclude a finding of independence under Nasdaq’s listing standards and (ii) the director has no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. Members of the Audit, Compensation and Nominating and Corporate Governance Committees must also meet applicable independence tests of Nasdaq and the SEC. Additionally, the charter of the Environmental, Social and Governance (“ESG”) Committee requires that its members also be independent under Nasdaq’s listing standards.

The Board has reviewed a summary of directors’ responses to a questionnaire asking about their relationships with the Company, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors and parties related to the directors. Following this review, the Board determined that seven of the nine directors (Ms. Hey, Dr. Huss, Mr. McCray, Mr. Nair, Ms. Rice, Mr. Theodosopoulos and Ms. Walker) are independent. Additionally, the Board determined that each current member of the Audit, Compensation, Nominating and Corporate Governance, and ESG Committees, as well as each director who served on any of the committees during 2022, also satisfies the independence tests referenced above.

Company Leadership Structure

The Board of Directors oversees the business and affairs of the Company and monitors the performance of its management. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its stockholders. Although the Board is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s NEOs. Directors also communicate with the Company’s outside advisors, as necessary.

The Board does not have a policy as to whether the role of Chair of the Board and Chief Executive Officer should be separate or whether the Chair should be a management or a non-management director. The Corporate Governance Principles provide that whether to have the same person occupy the offices of Chair and Chief Executive Officer should be decided by the Board, from time to time, in its business judgment after considering relevant circumstances. If the Chair is also the Chief Executive Officer, or if the Board otherwise determines that it is appropriate, the Board will also elect an independent lead director (as described below). Thomas R. Stanton has held the roles of Chairman and the Company’s Chief Executive Officer since 2007 and Brian Protiva has served as Vice Chairman of the Board since the closing of the Business Combination on July 15, 2022. The Board believes that this leadership structure promotes strategy development and execution, and facilitates information flow between management and the Board.

The Board has determined that it is in the best interests of the Company and its stockholders to elect an independent director to serve in a lead capacity (the “Lead Director”) to perform the duties and responsibilities set forth in the Corporate Governance Principles and as determined by the Board. The Board elected H. Fenwick Huss as the Lead Director in May 2015. Dr. Huss presides over the regular executive sessions of the independent directors, serves as a liaison between the independent directors and the Chairman and Vice Chairman, and presides over the Board’s annual evaluation of the Chief Executive Officer, among other duties. We believe this structure facilitates the development of a productive relationship between the independent directors and the Chairman and Vice Chairman and ensures effective communication between the Board and management.

Board Structure and Committees

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an ESG Committee. The Board may from time to time form other committees as circumstances warrant. Such committees will have the authority and responsibility as delegated by the Board. Only members of the Board can be members of a committee, and each committee is required to report its actions to the full Board.

Each committee operates under a written charter adopted by the Board, which are available in the “Corporate Governance” section of our website at https://investors.adtran.com. The Nominating and Corporate Governance Committee is responsible for evaluating the membership of the committees and making recommendations to the Board regarding the same, which it does annually following a review of the Board’s current competencies. This periodic review of each director’s specific skills and experience allows the Nominating and Corporate Governance Committee to ensure that the committees are organized for optimal effectiveness.

The Board met six times in 2022. None of the incumbent directors attended less than 75% of the aggregate of (a) the total number of meetings held in 2022 of the Board while he or she was a director and (b) the total number of meetings held in 2022 of all committees of the Board on which he or she served. Absent extenuating circumstances, directors are expected to participate in annual meetings of the Company’s stockholders, and all of our directors serving at that time attended the 2022 Annual Meeting of Stockholders, except Mr. Nair.

The following table sets forth the current membership and the roles and responsibilities of each committee of the Board, as well as the number of meetings that each committee held during 2022:

Audit Committee	Current Members

ROLES AND RESPONSIBILITIES:	H. Fenwick Huss (Chair) Johanna Hey Gregory J. McCray Jacqueline H. Rice Nikos Theodosopoulos Number of Meetings in 2022: 11

•   Review financial reports and other financial information provided by us to the public or any governmental body

•   Review the qualifications, performance and independence of our independent registered public accounting firm

•   Discuss the financial statements and other financial information with management and the independent auditors and review the integrity of the Company’s internal and external financial reporting process

•   Review with management various reports regarding the Company’s system of internal controls and consult with the independent auditors regarding internal controls and the accuracy of the Company’s financial statements

•   Assist the Board in fulfilling its oversight responsibilities with respect to the Company’s compliance with legal and regulatory requirements and review the Company’s risk assessment and risk management policies

•   Annually review and monitor compliance with the Company’s Code of Conduct and review and approve all requests for waivers of the Code of Conduct

•   Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters

•   Review the activities, organizational structure and qualifications of the internal audit department

•   Review, oversee and approve all related party transactions (as required to be disclosed pursuant to Item 404 of SEC Regulation S-K) in accordance with the Company’s Code of Conduct and its other policies and procedures

INDEPENDENCE:

All members of the Audit Committee qualify as independent under applicable Nasdaq listing standards and satisfy the heightened independence standards under SEC rules. Furthermore, in accordance with SEC rules, the Board has determined that Dr. Huss qualifies as an “audit committee financial expert” as defined by the applicable SEC rules.

Compensation Committee	Current Members

ROLES AND RESPONSIBILITIES:	Nikos Theodosopoulos (Chair) H. Fenwick Huss Gregory J. McCray Balan Nair Number of Meetings in 2022: 6

•   Administer, review and make recommendations to the Board regarding the Company’s incentive compensation, equity-based and deferred compensation plans

•   Review the Company’s incentive compensation arrangements to consider whether they encourage excessive risk-taking and evaluate compensation policies and practices that could mitigate any such risk

•   Review and approve the compensation of the Chief Executive Officer and all executive officers, including the annual performance goals and objectives relevant to their compensation, and oversee succession planning for executive positions

•   Review and make recommendations to the Board regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the Chief Executive Officer and other executive officers

•   Review and approve all director compensation and benefits for service on the Board and Board committees and recommend any changes to the Board as necessary

•   Exercise general oversight of the Company’s benefit plans

INDEPENDENCE:
All members of the Compensation Committee qualify as independent under applicable Nasdaq listing standards and satisfy the heightened independence standards under SEC rules.

Nominating and Corporate Governance Committee	Current Members

ROLES AND RESPONSIBILITIES:	Jacqueline H. Rice (Chair) H. Fenwick Huss Gregory J. McCray Kathryn A. Walker Number of Meetings in 2022: 3

•   Establish criteria for selecting new Board members and for the basic structure and membership of the Board

•   Consider director nominees submitted by stockholders in accordance with procedures adopted by the Committee and as described in the Company’s proxy statement

•   Make recommendations to the Board regarding director nominees for the next annual meeting of stockholders, directors to serve on various committees of the Board and a chairperson of each committee

•   Review the Corporate Governance Principles and Code of Business Conduct and Ethics at least once a year and recommend any changes to the Board and review the Company’s organizational documents at least once every two years

•   Monitor and evaluate the independence of directors and make recommendations to the Board regarding the same.

•   Annually administer the performance evaluations of the Board and Board committees

•   Coordinate with the ESG Committee on matters such as ethics, diversity, equity and inclusion, and stockholder rights

•   Oversee the Company’s corporate governance practices and procedures and consult with management and the Board on matters of corporate culture and values

INDEPENDENCE:

All members of the Nominating and Corporate Governance Committee qualify as independent under applicable Nasdaq listing standards.

Environmental, Social and Governance Committee	Current Members

ROLES AND RESPONSIBILITIES:	Kathryn A. Walker (Chair) Johanna Hey H. Fenwick Huss Nikos Theodosopoulos Number of Meetings Since Formation in July 2022: 1

•   Work with management and the Board to develop the Company’s overall ESG strategy

•   Review the Company’s ESG policies, performance and reporting standards

•   Report to the Board on current and emerging ESG topics that might affect the Company’s business, operations or public image, or are otherwise pertinent to the Company and its stakeholders, and advise the Board on stockholder proposals

•   Coordinate with other Board committees on ESG matters

INDEPENDENCE:

All members of the ESG Committee qualify as independent under applicable Nasdaq listing standards.

Risk Management and Cybersecurity Oversight

Enterprise Risk Management

Our management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for overseeing management’s identification and management of, and planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their areas of focus. The Audit Committee is responsible for coordinating the Board’s oversight of the Company’s risk management program, including the process by which management assesses, prioritizes and manages the Company’s material risks. The Audit Committee also oversees the major financial, data security and enterprise risks facing the Company. The Compensation Committee considers risk issues when establishing and administering our compensation program for executive officers and other key personnel. The Nominating and Corporate Governance Committee oversees matters relating to the composition and organization of the Board and advises the Board on how its effectiveness can be improved by changes in its composition and organization. The ESG Committee, which was formed in July 2022, discusses with management and the Board the Company’s material ESG-related risks and the Company’s implementation of appropriate strategies to manage such risks, as well as the Company’s compliance with the various global environmental, health and safety standards and initiatives that are applicable to our business segments. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board or committee.

Cybersecurity Oversight

Cybersecurity is a critical part of the Company’s risk management. To more effectively address cybersecurity threats, the Company leverages a multi-layered approach, led by a Chief Information Officer / Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. Both the Board and the Audit Committee each receive regular updates from senior management, including the CISO and cybersecurity experts, in areas such as threat intelligence, major cyber risk areas, emerging global policies and regulations, cybersecurity technologies and best practices, and cybersecurity incidents. Highlights of the Company’s cybersecurity efforts and achievements are as follows:

➣	No security breaches in the past 4 years
➣	Implementation of a zero-trust framework which requires constant verification of the identity and security posture of all users and devices before granting access to Company resources
➣	Internal cybersecurity policies in the areas of Internet / Cloud Protection, Boundary Protection, Intranet Protection, and Information Protection
➣	Conduct monthly vulnerability scans to identify vulnerabilities early, meet regulatory requirements, improve security posture, and enhance patch management
➣	Implemented multi-factor authentication across all enterprise applications and services to reduce the risk of unauthorized access to an organization’s critical assets
➣

Business Continuity Plan composed of primary Disaster Recovery Plan with several information technology-specific plans for the various IT environments are fully exercised on a biennial basis with a tabletop exercise during off years

➣	24/7 Security Operations Center monitoring of firewalls and critical applications
➣	BitSight Security Rating, which measures a company’s relative security effectiveness, increased from an initial score of 490 in January 2019 to 740 in January 2023
➣	Continuous ransomware / phishing testing and training, as well as DNS Security refresh to protect against ransomware and modern malware, and annual general cybersecurity training for all employees
➣	Cryptospike installed to protect the Company’s core data storage platforms against ransomware attacks
➣	Global next-generation firewall refresh and expansion of functionality
➣	Implementation of network access management solution, ForeScout, leverage reporting and analytics to improve visibility of Adtran assets
➣	Annual penetration testing by leading cybersecurity threat protection organizations
➣	Third-party assessment of R&D environment

Corporate Social Responsibility and Sustainability

As we follow our vision to “enable a fully connected world,” corporate social responsibility (CSR) and environmental, social and governance (ESG) matters are important to us. As more people are connected, work and life can be accomplished using fewer resources. On the journey to our vision, we must continue to be a responsible corporate citizen of the world. We have established ESG and sustainability programs and policies that encompass the elements of Environmental, Health & Safety, Ethics, Labor, and Management Systems in alignment with the ISO 26000 Guidelines. We are committed to operating in full compliance with the laws, rules and regulations of all the countries in which we operate. Adtran recognizes the Responsible Business Alliance (RBA) Code of Conduct (the “Code”) and actively pursues conformance to it and its standards in accordance with our management systems. Adtran further recognizes the Code as a total supply chain initiative.

We have an established Sustainability Working Group Committee comprised of members of senior management in the areas of engineering, sales, research and development, strategic planning, software and solutions quality, corporate compliance, and supplier quality engineering and environmental, among others. This working group meets monthly in order to establish our sustainability strategy and monitor progress toward these goals. Additionally, the newly-formed ESG Committee of the Board has been formally tasked with overseeing management’s efforts related to the long-term sustainable growth of the Company, including considering the social and environmental goals of the Company. We use the GRI standards framework for our ESG reporting, and these standards support our ESG risk, materiality and context assessments. Highlights of our current practices in these areas are described below.

Corporate Social Responsibility and Sustainability Highlights

Products and Services

•   Design products to meet the applicable energy efficiency requirements published by the Alliance for Telecommunications Industry Solutions (ATIS) or the European Telecommunications Standards Institute (ETSI)

•   The Adtran Management System (AMS) manages the Company’s facilities, products and services, and focuses on continuous improvement. The AMS is designed to meet and exceed all of the requirements of ISO 9001:2015, ISO 14001:2015, ISO 27001:2013, TL 9000:2016 HS, ISO 22301:2019 and ISO 50001:2019. Some certifications are site specific.

•   Maintain a current TL 9000 registration profile within the QuEST Forum’s Registration Management System (RMS) and certifications for ISO 9001:2015, ISO 14001:2015, ISO 17025:2017, ISO 27001:2013, TL 9000:2016 HS, ISO 2301:2019 and ISO 50001:2018

•   Pursue conformance to the Responsible Business Alliance Code of Conduct, which the Company recognizes as a total supply chain initiative

•   Provide products that are compliant with the Restriction of Hazardous Substances (RoHS) initiative, which the Company has done since the inception of RoHS in 2006

•   Adhere to regulatory requirements for sustainability initiatives in the various markets we serve, including the U.S., China and Europe

•   Design and test our products for compliance with applicable safety and other national regulatory requirements

•   Identify and control the chemicals used in the Company’s products and/or packaging using the Adtran Black and Grey list, which specifies substances which the Company has banned, restricted or targeted for reduction

•   Design International products to meet the power limit requirements of the Code of Conducts for Broadband Communication Equipment published by the EU Joint Research Centre

•   Developed and utilized Eco-Design guidelines in the CTO organization, focusing on product energy efficiency and Circular Economy processes

•   Perform process-based Life Cycle Assessments (LCA) on our products

•   Optimize packaging and logistics of products to reduce packaging waste and transportation costs

Supply Chain Responsibility

•   Promote fundamental human rights as a key ethical principle by implementing Company-wide policies that apply to partners and suppliers and support the UN’s Universal Declaration of Human Rights, the International Labour Organization Declaration on Fundamental Principles and Rights at Work, and the Uyghur Forced Labor Prevention Act

•   Require suppliers to comply with the Company’s Supplier Code of Conduct, which establishes minimum standards that must be met by all manufacturers, distributors, vendors and other suppliers regarding their treatment of workers, workplace safety and ethical business practices

•   Require suppliers to act consistently with the Company’s Human Rights Policy and adhere to the Company’s Global Anti-Corruption and Anti-Bribery Policy

•   Measure and manage the Company’s environmental impact using the Carbon Disclosure Project (CDP) reporting platform since 2016, and continue to widen the scope of disclosure and permanently improve performance

•   Adtran received a Supplier Engagement Rating in 2021 of “B” by the CDP, which is in the “Awareness” band and signifies knowledge of impacts of supplier engagement. ADVA received a rating of “A-“, compared to the global average of “B-“ for the Electrical & Electronic equipment sector.

•   Apply various workmanship standards and quality program requirements to the Company’s product and service suppliers and other partners

•   Require suppliers to submit documents to show compliance with environmental and product standards, such as REACh, RoHS and conflict mineral rules

•   Launched supplier surveys to better understand our carbon footprint, monitor initiatives of our key supply chain partners and establish comprehensive supplier standards

•   Promote responsibility within our supply chain by educating and informing our suppliers regarding our specific requirements while providing relevant information on compliance. Sample topics are human rights, labor diversity, equity and inclusion, living wages and environmental protection. Our internal platform actively monitors critical supplier news to provide risk alerts.

•   German operations are BAFA (Federal export control) compliant

Environment and Energy Conservation

•   Measure and manage our environmental impact using the Carbon Disclosure Project (CDP) reporting platform since 2016 for Adtran and 2012 for ADVA. Continue to widen the scope of disclosure to permanently improve performance.

•   CDP Climate Change rating in 2022 of “C” for Adtran, which is in the “Awareness” band and signifies knowledge of impacts of supplier engagement, and a rating of “A-” for ADVA, which is in the “Leadership” band and signifies implementation of best practice. The global average score is a “C”.

•   CDP Water Security rating in 2022 of “C” for Adtran, compared to the global average of “B”

•   Our Sustainability Working Group Committee, established in 2021, focuses on strategies to improve the Company’s energy conservation and emissions footprint

•   Diverted 100% of our solid waste from the landfill by recycling 72% and sending the other 28% to Covanta steam plant for waste-to-steam production

•   Decreased annual electricity consumption by 0.4% from 2021 to 2022. This is the equivalent of removing 12.4 homes from the energy grid for one year.

•   Decreased our Energy Utilization Index (EUI), which is the standard benchmark for buildings, by 1.7% from 2021 to 2022. Our EUI is now 74.6, reduced by 44.3% since 2005 when our initial EUI was 134. Our goal is now to reduce our EUI to 65 by 2030.

•   Pursue the core goals of our Energy Management Strategy: (i) reduce operating expenses and promote sustainability by reducing energy consumption and improving energy efficiency and (ii) leverage end-of-useful-life cycle and technology obsolescence by utilizing a 5-year capital expenditure plan to prioritize projects

•   For our German locations which use 100% Green energy, we launched an Energy Management Initiative in August 2022. For our Greifswald location, a 22% reduction in consumption was achieved by year end.

•   Committed to SBTi to develop net zero targets for 1.5c degree goals

•   Actively participate in industry initiatives such as the Fiber Broadband Association Sustainability Working Group, where we were charter participants and now chair the group. We also co-chair the Telecommunications Industry Association (TIA) Sustainability Working Group.

•   Utilize water-based, non-hazardous flux on all manufacturing lines in order to effectively eliminate air emission concerns and utilize Impel filtering system hoods to exhaust all manufacturing equipment

•   Maintained our comprehensive recycling program for corrugated cardboard, paper, batteries, ink cartridges, metal and plastic that resulted in the diversion of 348 tons of waste that was either recycled or incinerated to provide energy

•   Won 2022 Association of Energy Engineers (AEE) Region II Project of The Year for energy conservation projects at Adtran

•   Won an “Honorable Mention” American Society of Heating, Refrigerating and Air-Conditioning Engineers (ASHRAE) Technology Award in the Commercial Buildings - EBCx Category for the Adtran East Tower project in Huntsville, AL

•   Received the First Place 2019 ASHRAE Region VII Regional Technology Award for the East Tower Chiller Plant Optimization project

Employees and Our Communities

•   Maintained a safe workplace in 2022, as evidenced by OSHA’s Summary of Work-Related Injuries and Illnesses, which shows zero cases with days away from work and zero cases with job transfer or restriction across 1,359 employees

•   Continued use of enhanced health and safety standards and appropriate facility controls and practices in compliance with all COVID-19 related protocols, as well as continued use of flexible work-from-home arrangements where beneficial for employees and the Company

•   Comply with U.S. federal and state laws and regulations that serve to protect human rights, including, but not limited to, the Civil Rights Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Labor-Management Relations Act; the Alien Tort Claims Act; and other laws as administered by the Equal Employment Opportunity Commission

•   Voluntarily strive to meet the human rights principles outlined in the UN’s Universal Declaration of Human Rights; the International Labour Organization’s fundamental Conventions; the UN’s Guiding Principles on Business and Human Rights; and the OECD Guidelines for Multinational Enterprises

•   Pursue conformance with the Responsible Business Alliance Code of Conduct and the guidance established by ISO 26000:2010

•   Invest in our communities by hiring local people, creating innovative products that cater to community needs, using natural resources responsibly and supporting community initiatives

•   Monitor employee engagement through employee satisfaction surveys and ongoing analysis and tracking

•   Girls Day participation by ADVA for Meiningen and Berlin sites to promote and encourage women in STEM studies

•   Team Adtran hosted various fundraisers and donation drives to support non-profit organizations and schools in our communities, and anyone can submit requests at www.adtran.com/AskTeamAdtran.

•   Adtran Green Team is a group of employees who volunteer their time to forward environmental initiatives, supporting Earth Day, World Water Day, Recycling Day, and various other environmentally focused events, to educate and support our employees

•   Twenty volunteer hours per year are available to full-time employees so they may volunteer at any local 501(c)(3) non-profit organization. Adtran-Huntsville employees donated over 1,200 hours in 2022.

•   Encourage employees to increase their knowledge by providing over 12,000 training hours in 2022 through our Adtran Learning Network, on-campus events and required training. ADVA employees attended 309 training sessions as part of ADVA University Portal.

•   Encourage employees to help fellow employees and the community through a payroll deduction gift to the Adtran Charitable Foundation, a 501(c)(3) organization originally established following the 2011 tornadoes that devastated Huntsville and the surrounding communities

Equity Ownership Requirement for Non-Employee Directors

In March 2020, the Board of Directors adopted stock ownership guidelines for non-employee directors effective January 1, 2020. The Outside Director Stock Ownership Guidelines require each director to hold shares of the Company’s common stock with a value equal to at least three times the director’s regular annual cash retainer. Directors have until the later of January 1, 2025 and five years from the date of such director’s election to meet the ownership requirement. The minimum number of shares to be held by a director will be calculated during the first calendar quarter of each fiscal year based on the director’s annual cash retainer in effect as of December 31st of the preceding year. The value of shares held by a director will be deemed to be the greater of (i) fair market value on the last trading day of the immediately preceding calendar year and (ii) fair market value on the date of acquisition of each share held. Any subsequent change in the value of the shares will not affect the amount of stock directors should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned outright by the director or his or her immediate family members residing in the same household; (ii) shares held in trust or custody for the benefit of the director or one or more members of his or her family; and (iii) shares (or units representing shares) held in a deferred compensation account under the Equity Deferral Program for Directors or other similar deferral plans. If the number of shares that a director should own is increased as a result of an increase in the amount of such director’s annual retainer, the director will have five years from the effective date of the increase to attain the increased level of ownership.

Directors must refrain from selling or transferring shares of the Company’s common stock until they have first satisfied the stock ownership requirement. Once a director has met the stock ownership requirement, if there is a subsequent decline in the Company’s stock price that causes the director’s ownership level to fall below the guideline, the director is not required to purchase additional shares but is generally required to refrain from selling or transferring shares until the guideline is again satisfied. The Outside Director Stock Ownership Guidelines are available in the “Corporate Governance” section of our website at https://investors.adtran.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board, the non-management directors or specific directors by mail addressed to: ADTRAN Holdings, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806. The communication should clearly indicate whether it is intended for the Board, the non-management directors or a specific director. Our Corporate Secretary will review all communications and will, on a periodic basis, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or that relate to matters that are clearly improper or irrelevant to the functioning of the Board.

The Board has also established a process for stockholders to communicate concerns to members of the Board on a confidential basis. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, as well as any issues arising under our Code of Conduct and Ethics or other matters that you wish to communicate to our Audit Committee or Board of Directors, you can reach the Board through our Corporate Governance Hotline online at https://www.redflagreporting.com/Adtran (Client Code: ADTRAN) or via phone to Red Flag Reporting at 1.888.723.8726 (1.888.7Adtran). Information about the Corporate Governance Hotline can be found in the “Corporate Governance” section of our website at https://investors.adtran.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our 2022 executive compensation program and the compensation paid by us to the following named executive officers (or “NEOs”): Thomas R. Stanton, Chief Executive Officer (“CEO”), Michael K. Foliano, Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary, Ronald D. Centis, Senior Vice President of Global Operations, Raymond Harris, Senior Vice President and Chief Information Officer, James D. Wilson, Jr., Chief Revenue Officer, and Christoph Glingener, Chief Technology Officer of the Company and Chief Executive Officer of ADVA.

Compensation Philosophy

The guiding principles of our executive compensation program are to:

➣	link pay to performance objectives that tie directly to business strategy and results;
➣	align the incentive compensation program with the Company’s financial results and long-term stockholder returns;
➣	increase the percentage of performance-based compensation at higher seniority levels in order to drive leadership accountability and results;
➣	attract, retain and reward top talent;
➣	and provide balance to project against risks.

We design our executive compensation packages in a manner that incorporates these principles. We also evaluate the compensation packages to ensure they will help us encourage executive management to deliver strong performance results in the compensation year under consideration and motivate management to realize our strategic initiatives within the immediate, near and long-term time frames our directors and management have developed. Additionally, we consider various market performance metrics in order to put the executive compensation program in context, including the performance of the Company in prior periods, the performance of the industry and our competitors in those periods, and total stockholder return (“TSR”), particularly as relative to our peer companies over those periods.

We also maintain a positive working environment that provides intangible benefits to our executives and encourages longevity. Combining compensation with a desirable working environment allows us to maintain a compensation program that generally provides overall compensation to our executive officers that is approximately at the median when compared to companies with which we compete for talent.

We consider the feedback that we receive from stockholders regarding our compensation packages, principles and process, including the results of the annual vote on the compensation of our NEOs (often referred to as the “say-on-pay” vote). Although the “say-on-pay” vote is advisory and non-binding, the Compensation Committee considers the outcome of the vote as part of its executive compensation planning process. At the 2022 Annual Meeting of Stockholders, 98.41% of the votes cast on the “say-on-pay” proposal voted to approve the Company’s compensation of our NEOs. Since 2011, all of the Company’s “say-on-pay” votes have been favorable, by percentages ranging from 96.28% to 99.49%. We believe that this high level of stockholder support indicates that stockholders believe the compensation program should continue to emphasize the performance, alignment and retention objectives established by the Compensation Committee and described herein.

Compensation in Context: Discussion of 2022 Financial Results and Operating Activities

Aligning executive compensation with stockholder interests is a primary consideration in determining our executive compensation program. Accordingly, we believe that Company performance and stockholder returns are important factors to consider when making executive compensation decisions. We use TSR, measured over rolling three-year periods relative to a broad-based industry peer group, as the measure for our performance-based equity compensation. Additionally, we believe that motivating executives to achieve certain performance targets used in our annual incentive compensation programs leads to positive stockholder returns. Below are some of the Company’s key financial and operating performance accomplishments during 2022:

Business Results:

•	We closed the Business Combination with ADVA in July 2022, which creates a more scaled and diversified, global leader in our industry.
•	Optical Networking Solutions:
o	Increased broad-based demand for optical transport platforms as service providers upgrade their networks to support backhaul of fiber access networks and 5G site connectivity
o	Strengthened private optical networks to provide secure, assured connectivity to banks, business and critical infrastructure
o	Reported to be the fastest growing optical networking vendor in Europe according to Omdia’s latest market share report
•	Access and Aggregation Solutions:
o

Continued demand for 10 Gig fiber access networks has led to ongoing demand for our fiber access platforms. We launched our next generation SDX Access Platform, the industry’s most compact, scalable and energy efficient fiber access platform, positioning us to further capitalize on the shift to high-speed fiber access networks.

o

Launched optical cesium clocking solutions which provide best-in-class resiliency and accuracy to ensure the performance and availability of critical network infrastructure. This is network synchronization technology that is unique to Adtran.

•	Subscriber Solutions:
o	Rapidly grew 10 Gig fiber CPE as service providers connect homes with fiber
o	Realized breakout growth in multi-Gigabit mesh Wi-Fi platforms that enable in-home performance to match the capabilities of high speed fiber access networks
o	Expanded demand for 10 Gig Carrier Ethernet termination devices as service providers build out SLA-based fiber services to businesses and 5G sites

Financial Results:

•	We experienced record bookings and demand from more diversified customers
•

As a result of the Business Combination with ADVA, we increased our revenue by 82% year-over-year, although the full year only partially includes revenue from ADVA. Total revenue in 2022 was $1,026 million compared to $563 million in 2021.

•	Our GAAP operating expenses in relation to sales decreased by 2.4% and our non-GAAP operating expenses in relation to sales decreased by 4.2% year-over-year
•	Our market capitalization increased by $343 million, or 30.7%, during 2022
•	We concluded a $400 million syndicated loan facility with an international group of banks, underlining the trust of the financing community in our Company

All of this was accomplished while adapting to the ongoing global pandemic and historic supply chain constraints. Despite these challenges, we continue to see increasing investment from both public and private sectors in fiber-based broadband connectivity and capacity upgrades in the network infrastructure in our primary growth markets in the U.S. and Europe. The growth in fiber broadband is further increasing the demand for cloud-managed mesh Wi-Fi solutions and software solutions to improve in-home wireless connectivity while streamlining network operations. It also drives bandwidth consumption in backhaul, metro and core networks, fueling the demand for our optical networking solutions. Our record backlog in these growth segments, along with recent product enhancements in each of these areas, has us positioned to further capitalize on this generationally-significant investment cycle in fiber access and associated upgrades of the supporting optical network infrastructure.

In July 2022, the Company completed the Business Combination pursuant to which ADTRAN, Inc. and ADVA became subsidiaries of the Company. Upon the closing of the Merger on July 8, 2022, the Company assumed all of the obligations of ADTRAN, Inc. under its existing incentive compensation programs, including outstanding equity incentive awards. Each Adtran restricted stock award, restricted stock unit (“RSU”), performance stock unit (“PSU”) and option to purchase shares of Adtran common stock outstanding immediately prior to the Merger converted on a one-for-one basis into equivalent rights to receive Company shares (except that the Adtran PSUs converted into time-based RSUs of the Company at the target performance level, as a result of which the performance conditions were eliminated). The Company also assumed all unsecured general obligations of Adtran to pay deferred compensation under the ADTRAN Holdings, Inc. Deferred Compensation Program for Employees and the ADTRAN Holdings, Inc. Deferred Compensation Program for Directors. The effects of the Business Combination, including the conversion of outstanding Adtran PSUs into time-based RSUs, were considered by the Compensation Committee when setting executive compensation in 2022 following the Business Combination and in 2023.

Overview of Executive Compensation Program

Our executive compensation packages are comprised of base salary and incentive opportunities, which can be annual or long-term and paid in cash or equity. We use a mix of these incentives to align management’s interests with those of our stockholders. In designing incentive compensation packages, we use performance measures related to the Company’s financial goals, as well as the Company’s TSR, all with the goal of increasing stockholder return. We also individualize certain performance measures for individual executives.

Specific considerations in the Compensation Committee’s process in setting 2022 executive compensation included the following:

•	The present stage of the Company in executing the initiatives for growth in its strategic plan, in both domestic and international markets;

•	Expectations for growth in those several initiatives;

•	The current status of the products and services necessary to accomplish those initiatives;

•	The expected impact of, and management’s time commitments relating to, the Business Combination and subsequent integration efforts;

•	The present position of the Company’s financial performance compared to its competitors and to the Company’s desired position; and

•	Data available to the Compensation Committee about executive compensation packages at the Company’s industry peers and competitors.

The compensation of our NEOs is comprised of the following elements:

	Compensation Element	Type	Description	Linkage to Stockholder Value	Specifications
Fixed	Base Salary	Cash	• Short-term fixed compensation • Reviewed annually and adjusted as appropriate	• Required to attract and retain talented personnel • Predicated on responsibility, skills and experience	In January 2022, the Compensation Committee approved increases of up to 21.9% in NEO base salaries.
Performance-Based (Cash and Equity)	Short-Term Cash Incentives	Cash	• Short-term variable compensation • Based on performance against short-term financial and strategic objectives • One-time bonuses designed to reward exceptional performance	• Incentive targets tied to key Company performance measures • Drives management to achieve corporate and individual goals • Rewards significant contributions to the Company

•  2022 cash awards were based on quarterly corporate goals.

•  Additionally, Mr. Wilson was eligible to earn a sales incentive payment.

•  A one-time retention bonus was granted to Mr. Foliano in 2022 based on significant efforts toward the Business Combination.

	Market-Based Performance Stock Units	Equity	Long-term three-year cliff vesting award with payout based on relative performance compared to peer group	• Performance based on TSR ranking compared to peers • Drives management to out-perform our market segment

•  These awards were not granted in 2022 due to the Business Combination, but were granted in the first quarter of 2023.

•  2023 awards are eligible to be earned based on TSR performance compared to industry index.

	Performance-Based Performance Stock Units	Equity	Long-term equity award with payout based on achievement of the Company’s 3-year strategic plan objectives	• Incentive targets tied to profitability objectives in the 3-year strategic plan • Drives management to achieve the longer-term plan	2022 Long-Term Financial Plan awards were based on performance measured against the 3-year strategic plan for EBIT growth.
Retention Equity	Time-Based Restricted Stock Units	Equity	Annual grant vesting over 3-4 years with granted amounts based on performance and retention goals	• Value realized directly aligned with share price performance • Drives ownership mentality

•  Except for the CEO, these awards were not granted in 2022 due to the Business Combination, but were granted in the first quarter of 2023.

•  2023 time-based awards vest over a 4-year period, subject to continued service to the Company.

Role of the Compensation Committee and Management

Under our Compensation Committee’s Charter, the Compensation Committee has the power and duty to discharge our Board’s responsibilities related to compensation of our executive officers, within guidelines established by the Board. The Compensation Committee reviews and approves compensation, including base salary, annual incentive awards and equity awards, for the Chief Executive Officer and our other executive officers. The Compensation Committee also makes recommendations to the Board regarding our incentive compensation plans and equity plans and approves equity grants. The Committee has the authority to review and approve annual performance goals and objectives for our Chief Executive Officer and to set his compensation based on an evaluation of his performance conducted by the Board under the direction of the Lead Director. The Committee is also responsible for reviewing and approving executive officers’ compensation and establishing performance goals related to their compensation.

At the beginning of each calendar year, our Compensation Committee establishes the structure of the Company’s incentive compensation programs for the current year, including setting the performance goals for the Variable Incentive Compensation Plan (the “VICC”) programs and the standards for measuring achievement of those goals, approves any increases in executive salaries or other compensation, and recommends plan changes, if any, for submission to our stockholders at the annual meeting. Mid-year, the Compensation Committee generally reviews our compensation programs and makes recommendations to the Board regarding outside director compensation and, as necessary throughout the year, approves any equity awards and/or compensation for newly hired or promoted executives. Our Compensation Committee historically has met in the latter part of each calendar year to determine and approve annual equity awards. However, following the Business Combination, the Compensation Committee determined it was appropriate to transition to making annual equity grants in the first quarter of each calendar year, such that the Committee did not make its annual equity grants in 2022 but instead granted such awards in early 2023. This change is to better align the combined companies, provide grants to a broader base, align long-term incentive performance periods with Adtran’s fiscal year, and time the equity and cash compensation with the annual review by our compensation consultants.

In fulfilling its fiduciary duties pertaining to the Company’s employee retirement benefit plans, our Compensation Committee considers the information and advice it receives from a committee of Company personnel it established, chaired by the Chief Financial Officer, which reviews and monitors the performance of retirement plan investments and assets, the performance and fees of the Company’s retirement plan custodians and administrators, and the recommendations of third-party registered fiduciary advisors of our benefits plans, a process which includes periodic meetings with these third parties. ADVA has a similar committee with employee representation responsible for overseeing ADVA’s benefit and retirement plans.

Our Chief Executive Officer works closely with the Compensation Committee to maintain an open dialogue regarding the Compensation Committee’s goals, progress towards achievement of those goals and expectations for future performance. The Chief Executive Officer updates the Compensation Committee regularly on results and various compensation issues. Our Chief Executive Officer also provides the Committee, and in particular, the Committee Chair, with recommendations regarding compensation for our executive officers other than himself. The Compensation Committee considers the recommendations from the Chief Executive Officer when approving pay changes for the executives other than the Chief Executive Officer. The Compensation Committee has delegated to the Chief Executive Officer the authority to approve the base salaries and incentive compensation of non-executive employees, as well as equity grants to such individuals, subject to pre-approved limits and terms and conditions. In part because the Chief Executive Officer works closely with the Committee throughout the year, the Committee is in a position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.

Role of the Compensation Consultant

Our Compensation Committee has the authority to retain and terminate any outside advisors, such as compensation consultants. From 2016 through 2021, the Committee engaged Willis Towers Watson, an independent compensation consultant, at various times to provide information and analysis of our executive compensation in the context of the telecom industry and our peer companies in the industry and to present this information with possible modifications to our compensation of executives and directors for the Committee’s consideration. In early 2022, the Committee engaged Pay Governance LLC, an independent compensation consultant, to provide these services. The Committee has worked with its compensation consultant to develop a peer group of companies that is representative of the marketplace within which the Company competes in terms of products, services and executive and managerial talent. For 2022, this process involved adding eight companies (marked by asterisks below) that had financial metrics more in line with those expected of the Company, and better reflected the Company’s expected size, following the Business Combination, as well as removing four companies whose profile was no longer in line with the Company (Acacia Communications, Inc., Bel Fuse Inc., DASAN Zhone Solutions, and InterDigital, Inc.). Following this process, the Company used the peer group below in connection with determining the 2022 compensation arrangements of our NEOs:

• Avaya Holdings Corp.*	• Lumentum Holdings, Inc.*

• Calix, Inc.	• MACOM Technology Solutions Holdings, Inc.*

• Casa Systems, Inc.	• Methode Electronics, Inc.*

• Ciena Corporation*	• NETGEAR, Inc.

• Comtech Telecommunications Corp.	• NetScout Systems, Inc.

• Extreme Networks, Inc.	• OSI Systems, Inc.*

• Fabrinet*	• Plantronics, Inc.*

• Harmonic Inc.	• Ribbon Communications Inc.

• Infinera Corporation	• Viavi Solutions, Inc.

The Compensation Committee believes comparison to these companies is appropriate, given the limited number of comparable companies and direct competition with these peers for executive talent. The Compensation Committee also references various peer, industry and market compensation data when evaluating the appropriateness of the Company’s compensation program, including the compensation arrangements of our NEOs.

The Compensation Committee reviews the types of services provided by Pay Governance and all fees paid for those services on a regular basis. Neither Pay Governance nor any of its affiliates provided additional services to the Company or any of its affiliates in 2022, other than the advice provided by Pay Governance to the Compensation Committee on director compensation and the advice provided to the Company on pension plan management, company insurance and employee health insurance. As required by rules adopted by the SEC under the Dodd-Frank Act, the Compensation Committee assessed all relevant factors and determined that the work of Pay Governance did not raise any conflict of interest in 2022. In making this determination, the Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act.

Individual Considerations

Our Compensation Committee also focuses on establishing and maintaining a compensation structure that is internally consistent and provides appropriate compensation for our executives in relation to one another. Consequently, the Compensation Committee does not focus on any particular benchmark to set executive compensation. Instead, we believe that a successful compensation program requires the application of judgment and subjective determinations based on the consideration of a number of factors. These factors include the following:

•	the scope and strategic impact of the executive officer’s responsibilities, including the importance of the job function to our business;

•	our past financial performance and future expectations;

•	the performance and experience of each individual;

•	past salary levels of each individual and of the officers as a group;

•	each individual’s unique capabilities and/or skill set;

•	the need to provide motivation to officers that is in alignment with stockholder interests, both short and long-term; and

•	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer.

The Compensation Committee does not assign relative weights or rankings to these factors. Our allocation of compensation between cash and equity awards, our two principal forms of compensation, is based upon our historical practice and our evaluation of the cost of equity awards, as discussed in more detail below. An important part of this evaluation is the Committee’s consideration of the goals of the several initiatives undertaken in the execution of the Company’s business plan and each executive’s past and expected future contributions toward those goals at the time of setting executive compensation packages.

Risk Assessment

The Compensation Committee has evaluated the Company’s compensation program, plans and practices for all of its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to incent risks which are “reasonably likely to have a material adverse effect” on the Company. As a result of this process, the Compensation Committee concluded and informed the Board of Directors that any risks arising from these programs, plans and practices are not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee has attempted to establish compensation programs that value current goals along with long-term growth. While the use of short-term cash incentive opportunities creates the potential for short-term risk-taking, the Committee believes that this risk is more than offset by the fact that a short-term cash incentive is only one of three primary elements of the overall compensation program and has governance features that are aligned with market best practice (e.g., maximum payout opportunity of 200% of target). Additionally, the Committee has the ability to utilize discretion to reduce the amount of a cash incentive award if an executive officer takes unnecessary risks. The Committee has concluded that the two other primary elements of our total compensation program – base salaries and long-term equity awards – are either risk neutral or help lower risk. Annual salaries are based on a number of factors, including the individual’s position and responsibility within our Company and performance in that position. The longer-term equity awards incentivize executives to focus on improving the Company and its operations rather than taking risks for short-term gain.

Elements of 2022 Executive Compensation

Our executive compensation program consists of base salary; short-term cash incentives, including those under our VICC program, a sales incentive arrangement for our Chief Revenue Officer, and occasional one-time performance bonuses for certain executives; and long-term equity incentives in the form of time-based and performance-based equity. Historically, the Compensation Committee has granted time-based RSUs that vest ratably over four years and market-based PSUs that the NEOs are eligible to earn based on Company performance over a three-year performance period (collectively, the “Annual Equity Awards”). These Annual Equity Awards had historically been granted during the fourth quarter of the year. However, following the Business Combination, the Compensation Committee determined it was appropriate to transition to making the Annual Equity Awards in the first quarter of each calendar year, such that the Committee did not make the Annual Equity Awards in 2022 but instead granted such awards in early 2023.

Additionally, in 2022, the Compensation Committee continued to grant performance-based PSUs to the NEOs that are eligible to be earned based on a financial performance measure in each year of a three-year performance period (2020 through 2022). Our NEOs also are eligible to participate in the Company’s Deferred Compensation Plan and in certain benefit programs that are generally available to all of our employees, such as medical insurance programs, life and disability insurance programs and our 401(k) plan.

Christoph Glingener, CTO of the Company, CEO of ADVA and one of the Company’s NEOs, became an executive officer of the Company on September 1, 2022, when he became CEO of ADVA. Mr. Glingener has an Employment Agreement with ADVA that was originally entered into on April 1, 2006 and is extended each year, but his compensation each year is determined by ADVA’s supervisory board (which is similar to the board of directors for a U.S. company). See “Employment Arrangements” below for additional detail on Mr. Glingener’s Employment Agreement. Therefore, the compensation that Mr. Glingener received from the Company from August 31, 2022 through December 31, 2022 was determined by ADVA’s supervisory board prior to the Business Combination. The Company’s Compensation Committee did not make decisions with respect to Mr. Glingener’s 2022 compensation, and this Compensation Discussion and Analysis should be read in that context. We anticipate that Mr. Glingener’s compensation structure will be similar to the other NEOs for 2023.

Base Salary

Base salaries are integral to any competitive employment arrangement. At the beginning of each fiscal year, the Compensation Committee establishes an annual base salary for our executive officers based on recommendations made by our Chief Executive Officer with respect to the salaries of our other executives. Consistent with our compensation objectives and philosophy described above, the Compensation Committee sets base salary compensation, and adjusts it when warranted, based on the Company’s financial performance, the individual’s position and responsibility within our Company and performance in that position, the importance of the executive’s position to our business, and the compensation of other executive officers of the Company with comparable qualifications, experience and responsibilities. The Committee also generally takes into account the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies with which we compete for executive talent.

At a meeting of the Compensation Committee held on January 21, 2022, the Compensation Committee reviewed the base salaries of our executive officers, taking into account the considerations described above. The Committee approved the following base salaries for the NEOs:

Named Executive Officer	2021 Base Salary	Percentage Increase	2022 Base Salary
Thomas R. Stanton	$709,988	21.9%	$865,676	(1)
Michael K. Foliano	$381,069	5.0%	$400,123
Ronald D. Centis	$330,947	2.5%	$339,221
Raymond Harris	$295,036	3.2%	$304,477
James D. Wilson, Jr.	$360,641	4.0%	$375,067

(1)

In connection with the Business Combination, Mr. Stanton’s annual base salary was increased to $875,000 as of July 13, 2022, and then to $1,000,000 as of the closing of the Business Combination on July 15, 2022, as set forth in his Employment Agreement. See “Employment Arrangements” below for additional detail.

As discussed above, the Compensation Committee did not determine Mr. Glingener’s base salary for 2022, which was $266,030 (converted to U.S. dollars using the average Euro to U.S. dollar foreign currency exchange rate for 2022, or 1.0515).

Short-Term Cash Incentives

2022 Bonus Program

We provide our executive officers, including our NEOs, with the opportunity to earn short-term cash incentive compensation under our bonus programs, including our VICC. The VICC programs are designed to motivate and reward executives for their contribution to the Company’s performance during the fiscal year. A significant portion of the total cash compensation that our executive officers are eligible to receive each year is paid through these programs, and thus is dependent upon corporate and, in some instances, individual performance.

On January 21, 2022, the Compensation Committee established the cash bonus program for 2022. The Committee chose to base the bonus program for 2022 on the Company’s adjusted gross margin performance in 2022 (the “Company Performance Measure”). The adjusted gross margin expressed as a percentage is calculated by dividing the Company’s gross profit, with add backs for restructuring expenses, stock compensation expense, and acquisition related expenses including amortization of intangibles, by revenue. The Compensation Committee chose to utilize gross margin as the Company Performance Measure in the 2022 bonus program instead of Adjusted EBIT and revenue (as used in prior years) in order to intensify management’s focus on gross margins, as the increased cost of goods due to the ongoing and severe constraints in the supply chain has been the largest detriment to the Company’s profits. The Compensation Committee established a target for the Company Performance Measure for the first quarter of 2022 at its meeting on January 21, 2022 and then established a target for each subsequent quarter within the first two weeks of each quarter. At each quarterly meeting, the Compensation Committee certified the level of achievement for the prior quarter and approved the payout of the corresponding cash award amount. In order to be eligible to receive any amount for a fiscal quarter, the Company must have achieved in such quarter both (i) a prescribed minimum threshold level for the Company Performance Measure and (ii) a threshold level of revenue.

Each NEO was granted a target bonus amount (in dollars and as a percentage of base salary), with the actual incentive earned to be based on the Company Performance Measure. In determining the target bonus amount for each NEO, the Compensation Committee considered, among other things, the executive’s responsibilities and opportunity to influence the achievement of the Company Performance Measure, as well as the executive’s prior contributions to the Company’s performance. The Compensation Committee set the target goal for the Company Performance Measure for each quarter at a level that would require strong performance and execution. If only the threshold level for the Company Performance Measure was achieved during one fiscal quarter, the participant would earn 0.01% of the target award. If the target level for the Company Performance Measure was achieved in each fiscal quarter, the participant would earn 100% of the target award. If the maximum level for the Company Performance Measure was achieved in each fiscal quarter, the participant would earn 200% of the target award.

Payouts for performance between the threshold and maximum levels were subject to interpolation. Failure to meet the minimum performance threshold corresponding to a specific fiscal quarter would have resulted in the participant not receiving any portion of the payout award related to such quarter. In no event could a participant receive more than 200% of the target bonus. The Compensation Committee believes that it is appropriate to establish a maximum payout that any participant could receive under the bonus program in order to avoid an excessive payout should Company results or individual performance significantly exceed expectations.

2022 Actual Bonus Program Results

The individual target bonus awards, including as a percentage of salary, for the NEOs and the amounts earned and paid each quarter based on the level of achievement of the Company Performance Measure were as follows:

Named Executive Officer	Target Cash Award as a % of Salary	Target Cash Award Amount	Q1 Award Earned	Q2 Award Earned	Q3 Award Earned	Q4 Award Earned	Total Cash Awards Paid in 2022	Total Cash Awards Paid as % of Target
Thomas R. Stanton	140%	$1,214,396 (1)	$0	$383,159	$239,359	$341,250	$963,768	79.4%
Michael K. Foliano	60%	$240,074	$0	$87,927	$47,415	$58,518	$193,859	80.7%
Ronald D. Centis	45%	$152,649	$0	$55,908	$30,148	$37,208	$123,264	80.7%
Raymond Harris	45%	$137,015	$0	$50,182	$27,060	$33,397	$110,639	80.7%
James D. Wilson, Jr.	40%	$150,027	$0	$54,947	$29,630	$36,569	$121,146	80.7%

(1)

Mr. Stanton’s target cash award amount was increased to reflect that his annual base salary was increased from $865,676 to $875,000 as of July 13, 2022, and then to $1,000,000 as of the closing of the Business Combination on July 15, 2022, as set forth in his Employment Agreement.

2022 Sales Incentive Arrangement for Chief Revenue Officer

The Company has in place a sales incentive program for certain of its employees whose focus is on sales. Mr. Wilson, our Chief Revenue Officer, began participating in this program in 2020. The Compensation Committee believes that sales incentives should be an important element of Mr. Wilson’s cash compensation, as they tie a portion of his pay directly to his success in his area of responsibility. As such, he receives a portion of his cash compensation in sales incentives, which is consistent with our historical practice and our understanding of the standard practice in the market for sales-oriented executives. The Compensation Committee approved a target sales incentive for Mr. Wilson in 2022 of $75,013 based on input from the CEO, which target is a percentage of direct gross shipments to customers in 2022. The Compensation Committee and CEO set the gross shipment performance target at a level that was reasonably difficult to achieve given the business environment at the time the target was established. The sales incentive arrangement further allows Mr. Wilson to earn up to 180% of his target amount if certain gross direct shipments exceed the defined performance target. If Mr. Wilson’s achievement exceeds 180% of the performance target amount for the year, these payments are withheld until the next year and paid out in equal quarterly installments. Mr. Wilson must be an active employee or contractor of the Company at the time of payment in order to receive such amounts. If his employment by or service to the Company is terminated for any reason prior to payment, certain unpaid amounts will be forfeited. The Company’s CEO has discretion to determine that a “windfall” has occurred and decrease the amount paid to Mr. Wilson, and incentive compensation may be reduced or eliminated in order to reflect a number of actions that may be taken by a customer, including canceling or reducing an order or not paying an invoice. Based on this arrangement, Mr. Wilson earned a sales incentive of $68,436 in 2022.

2022 One-Time Retention Bonus

Additionally, the Committee decided at its meeting on October 14, 2022 that it was in the best interests of the Company and its stockholders to grant a one-time bonus to Mr. Foliano in order to reward and recognize his significant efforts toward completing the Company’s acquisition and integration of ADVA during 2022 and encourage his retention. Based on these considerations, Mr. Foliano was awarded a cash bonus of $500,000, payable following December 31, 2022 assuming his continued employment on such date, and is reflected in the “Bonus” column of the Summary Compensation Table on page 48. The bonus was paid to Mr. Foliano in January 2023. Due to the aforementioned one-time award and an accompanying increase in his VICC target for 2023 (from 60% to 80%), Mr. Foliano did not receive equity awards, like the rest of the NEOs, in the first quarter of 2023.

Mr. Glingener’s 2022 Cash Incentive Award

As disclosed above, because Mr. Glingener’s annual cash incentive award was granted by ADVA’s supervisory board prior to the Business Combination, and our Compensation Committee did not have any involvement in its structure or payment, it is not discussed in detail here. Mr. Glingener received a cash incentive award of $154,674 (converted to U.S. dollars using the average Euro to U.S. dollar foreign currency exchange rate for 2022, or 1.0515) based on ADVA’s pro forma EBIT, recognized revenues and net liquidity and Mr. Glingener’s achievement of certain personal performance goals during the fiscal year ended December 31, 2022.

Long-Term Incentive Awards

Annual Equity Awards

Historically, we have compensated our executive officers, including our NEOs, with annual equity awards granted under the ADTRAN Holdings, Inc. 2020 Employee Stock Incentive Plan (as amended and restated, the “2020 Employee Plan”), which replaced the ADTRAN Holdings, Inc. 2015 Employee Stock Incentive Plan (the “2015 Employee Stock Plan”) upon its approval by the stockholders at the 2020 Annual Meeting of Stockholders. These equity grants serve to align management’s interests and compensation with the long-term interests of stockholders and provide an incentive for them to maintain their relationship with the Company. See “Equity Compensation Plans—2020 Employee Stock Incentive Plan” beginning on page 56 for a description of our 2020 Employee Plan. The purpose of the 2020 Employee Plan is to provide equity as a component of executive compensation to ensure competitiveness of our compensation program, to motivate our NEOs and other executives to focus on long-term Company performance, to align executive compensation with stockholder interests and to retain the services of the executives during the vesting period since, in most circumstances, the awards will be forfeited if the executive’s employment terminates before the award vests.

The Compensation Committee typically grants 50% of the Annual Equity Awards in the form of time-based RSUs that vest ratably over four years and 50% in the form of market-based PSUs that the NEOs are eligible to earn based on Company performance over a three-year performance period. However, following the Business Combination, the Compensation Committee determined it was appropriate to transition to making the Annual Equity Awards in the first quarter of each calendar year, such that the Committee did not make the Annual Equity Awards in 2022 but instead granted such awards in early 2023. Going forward, the Compensation Committee intends to grant the Annual Equity Awards in the first quarter of the calendar year in order to better align the combined companies, provide grants to a broader base, align long-term incentive performance periods with Adtran’s fiscal year, and time the equity and cash compensation with the annual review by our compensation consultants. The Compensation Committee also may approve equity incentive awards for individuals at the time of commencement of employment, promotion or other change in responsibilities.

In connection with the Business Combination, the market-based and performance-based PSUs outstanding as of July 8, 2022 converted into time-based RSUs at the target level of performance. Such RSUs were no longer subject to performance-based vesting and instead vested at the conclusion of the applicable performance period, subject only to a continued service requirement.

2020 Long-Term Financial Plan (Three-Year Performance-Based Equity Awards)

In January 2017, as part of the Compensation Committee’s efforts to bring the Company’s executive compensation more in line with the median range of its competitors, the Compensation Committee established an additional equity incentive program aligned with the Company’s long-term strategic plan. The Committee made a grant of performance-based PSUs to our executive officers, including the NEOs, under the 2015 Employee Stock Plan, which performance-based PSUs were eligible to be earned at the end of the three-year performance period ended December 31, 2019 (the “2017 Long-Term Financial Plan”). In January 2020, the Compensation

Committee concluded that no shares should be issued pursuant to the performance-based PSUs under the 2017 Long-Term Financial Plan based on the Company’s performance against the pre-established performance metrics. However, because of the value that our directors see in using supplemental compensation programs on a periodic basis, the Committee determined that it was in the best interests of the Company and its stockholders to establish another long-term equity plan in 2020 (the “2020 Long-Term Financial Plan”).

The 2020 Long-Term Financial Plan consisted of three annual grants of performance-based PSUs to our executive officers and certain key employees, including the NEOs, under the 2020 Employee Plan, with vesting schedules of three years (the 2020 grants), two years (the 2021 grants) and one year (the 2022 grants). Except as set forth below, all of the shares under the performance-based PSUs were eligible to be earned following the three-year performance period ended December 31, 2022. If the Company’s “Adjusted EBIT” (defined as the Company’s earnings before interest and tax, determined based on the Company’s audited financial results, and adjusted to remove any restructuring expenses; acquisition-related expenses and amortization of intangibles; stock-based compensation expense; the non-cash change in fair value of equity investments held in the Deferred Compensation Plan; and any other non-GAAP exclusions approved by the Compensation Committee) over the three-year performance period reached the performance levels noted below, the award recipients were entitled to a corresponding number of shares of the Company’s common stock:

•	If Adjusted EBIT was equal to or greater than 51% and less than 100% of target, the recipients would receive the number of shares equal to 50% of their target performance-based PSUs.

•	If Adjusted EBIT was equal to or greater than 100% and less than 110% of target, the recipients would receive the number of shares equal to 100% of their target performance-based PSUs.

•	If Adjusted EBIT was equal to or greater than 110% and less than 120% of target, the recipients would receive the number of shares equal to 121.4% of their target performance-based PSUs.

•	If Adjusted EBIT was equal to or greater than 120% of target, the recipients would receive the number of shares equal to 142.9% of their target performance-based PSUs.

On March 1, 2022, the Compensation Committee approved the 2022 grants of performance-based PSUs pursuant to the 2020 Long-Term Financial Plan to the NEOs as follows:

Named Executive Officer	Target Number of Performance- Based PSUs	Grant Date Fair Value of Target Award	Maximum Number of Performance- Based PSUs	Grant Date Fair Value of Maximum Award
Thomas R. Stanton	61,674	$1,237,180	88,132	$1,767,928
Michael K. Foliano	20,558	$412,393	29,377	$589,303
James D. Wilson, Jr.	15,419	$309,305	22,034	$442,002
Ronald D. Centis	20,558	$412,393	29,377	$589,303
Raymond Harris	20,558	$412,393	29,377	$589,303

Under the 2020 Long-Term Financial Plan, no shares would be earned under the performance-based PSUs if, by the end of 2022, the minimum threshold level of Adjusted EBIT was not attained. If the performance target was met as of December 31, 2020 or 2021, the award recipients would have earned the applicable number of shares underlying the performance-based PSUs; however, the shares would not have been issued until the end of the three-year performance period, provided that the recipient remains employed by the Company. If the target would have been achieved early, a new Adjusted EBIT performance target would have been established for the remainder of the performance period in order to drive continued improved performance. In determining to use Adjusted EBIT, the Compensation Committee selected a challenging performance metric that it believes is closely aligned with an increase in the Company’s stock price, and, therefore, an increase in TSR.

We believe that the periodic use of a supplemental compensation program such as the 2020 Long-Term Financial Plan is particularly valuable for us and for our stockholders because of the strength of the alignment it provides between incentives for executives and increases in stockholder value. This alignment is created because the Company’s executives received shares under the 2020 Long-Term Financial Plan only, if at all, at the end of the third year of the performance period, but stockholders received the benefit of the increased Adjusted EBIT in each of the three years, regardless if the Company ultimately attained the threshold amount. The Compensation Committee concluded that if the performance goals under the 2020 Long-Term Financial Plan were achieved, then the Company will have provided significant value to its stockholders, thereby aligning the executives’ performance with stockholder return.

As detailed above, in connection with the Business Combination, all of the outstanding PSUs converted to time-based RSUs at the target level of performance, subject only to continued employment with the Company on such date. This resulted in the eligible NEOs receiving the number of time-based RSUs set forth below on July 15, 2022, which vested on December 31, 2022:

Named Executive Officer	Target Number of PSUs granted in 2020	Target Number of PSUs granted in 2021	Target Number of PSUs granted in 2022	Number of Time-Based RSUs Issued	Value at Vesting (12/31/22)
Thomas R. Stanton	61,674	61,674	61,674	185,022	$3,476,563
Michael K. Foliano	20,558	20,558	20,558	61,674	$1,158,854
James D. Wilson, Jr.	15,419	15,419	15,419	46,257	$869,169
Ronald D. Centis	20,558	20,558	20,558	61,674	$1,158,854
Raymond Harris	20,558	20,558	20,558	61,674	$1,158,854

As disclosed above, because we acquired ADVA after granting performance-based PSUs to our NEOs in March 2022, Mr. Glingener did not receive any of these awards in 2022. Stock options granted to Mr. Glingener by ADVA in 2022 prior to the Business Combination, and other prior year ADVA options that remained outstanding as of the Business Combination, are discussed below in the Outstanding Equity Awards at 2022 Fiscal Year-End table.

Business Combination-Related One-Time Grants to Mr. Stanton

In connection with the Business Combination, Mr. Stanton received a one-time award of time-based RSUs with a target value of $4,000,000. As established in Mr. Stanton’s Employment Agreement (discussed below), 75% of such RSUs will vest on the 24-month anniversary of the grant date and 6.25% of the RSUs will vest on each of the 27-month, 30-month, 33-month and 36-month anniversaries of the grant date. This one-time grant of time-based RSUs was awarded in order to ensure consistent leadership during the Business Combination and subsequent integration of ADVA. Also pursuant to his Employment Agreement and in connection with the Business Combination, Mr. Stanton received a one-time award of market-based PSUs with a target value of $2,000,000. Mr. Stanton is eligible to earn shares under these PSUs based on the Company’s relative TSR against a peer group over a performance period from November 16, 2022 to December 31, 2024. See “2023 Equity Awards —2023 Market-Based PSUs” below for additional information regarding the structure of these market-based PSUs. The one-time time-based RSUs and market-based PSUs that Mr. Stanton received in connection with the Business Combination are referred to as the “2022 One-Time CEO Grants.”

Mr. Glingener’s Long-Term Cash Incentive Award

As disclosed above, because Mr. Glingener’s long-term cash incentive award was granted by ADVA’s supervisory board prior to the Business Combination, and our Compensation Committee did not have any involvement in its structure or payment, it is not discussed in detail here. Mr. Glingener received a long-term cash incentive award of $199,785 (converted to U.S. dollars using the average Euro to U.S. dollar foreign currency exchange rate for 2022, or 1.0515) based on ADVA’s pro forma EBIT over a three-year performance period ended December 31, 2022.

2023 Equity Awards

As discussed above, following the Business Combination, the Compensation Committee determined it was appropriate to transition to granting the Annual Equity Awards in the first quarter of each calendar year, such that the Committee did not grant the Annual Equity Awards in 2022 but instead granted such awards in early 2023. The Committee also granted performance-based PSUs pursuant to the 2023 Long-Term Financial Plan in early 2023. Below is a summary of the Annual Equity Awards granted to certain of the NEOs on January 20, 2023, and the performance-based PSUs pursuant to the 2023 Long-Term Financial Plan granted to certain of the NEOs on March 1, 2023, with details regarding such awards following the table:

Named Executive Officer (1)	Target Dollar Amount of Annual Time- Based RSUs	Target Dollar Amount of Annual Market-Based PSUs	Total Dollar Amount of Annual Equity Grants (and % of Base Salary) (2)	Total Dollar Amount of Performance- Based PSUs (at Target Level) (3)	Total Dollar Amount of 2023 Equity Grants
Thomas R. Stanton	$1,600,000	$1,200,000 (4)	$2,800,000 (280%)	$1,200,000	$4,000,000
Michael K. Foliano	—	—	—	—	—
Ronald D. Centis	$104,819	$104,819	$209,638 (60%)	$500,000	$709,638
Raymond Harris	$94,083	$94,083	$188,166 (60%)	$500,000	$688,166
James D. Wilson, Jr.	$162,029	$162,029	$324,058 (80%)	$1,000,000	$1,324,058
Christoph Glingener	—	—	—	—	—

(1)

Mr. Foliano did not receive equity awards in early 2023 due to his target VICC award for 2023 being increased from 60% of base salary to 80% of base salary and due to a one-time bonus earned at the end of 2022 related to the Business Combination. Mr. Glingener’s 2023 equity grants will be made following, and subject to, approval of a revised remuneration system by the ADVA shareholders at the ADVA Annual Shareholder Meeting in 2023.

(2)

2023 Annual Equity Awards: The total equity incentive award granted to each NEO in 2023 was based on a total value derived from a percentage of the executive’s base salary. Each NEO other than Mr. Stanton received 50% of his Annual Equity Award in time-based RSUs and 50% of his Annual Equity Award in market-based PSUs, with the number of RSUs or PSUs calculated by dividing the dollar amount of such compensation by an amount equal to the closing price of our common stock on the date of grant. With respect to Mr. Stanton, 57.1% of his Annual Equity Award was awarded as time-based RSUs and 42.9% of his Annual Equity Award was awarded as market-based PSUs; however, in looking at the total equity incentive awards granted to Mr. Stanton in 2023 (including the equity granted pursuant to the 2023 Long-Term Financial Plan discussed below), 40% of his equity was time-based and 60% was performance-based.

The Compensation Committee’s process for determining the amounts of the incentive equity awards begins with a consideration of the overall dollar level of value that the Committee determines is appropriate, taking into account the estimated expense to the Company of the awards and the earnings per share impact of that expense. We typically establish an internal target for the aggregate expense from Company-wide equity awards, which, based on our review of industry data as discussed above, we believe is at the low end of the expense levels incurred by our competitors. This dollar value is then translated into a number of shares of our common stock based on the current range of the stock’s market price. Based on this process, the Committee established a pool of up to 583,310 RSUs and PSUs to be granted to all participants in the 2020 Employee Plan for the 2023 Annual Equity Awards. The 218,810 RSUs and PSUs granted to the NEOs in 2023 are included in this total. The Compensation Committee allocated the pool of RSUs and PSUs among the different functions throughout the Company based on the importance and performance of the function and considerations such as retention and competitive compensation levels. The Committee also considered the recommendations of our CEO with respect to the awards to other executives and employees, as well as individual and Company performance during 2021 and 2022.

(a)

2023 Time-Based RSUs: The time-based RSUs granted to our NEOs in 2023 vest over four years, with 25% vesting on each of the first four anniversaries of the grant date. Vesting is subject to the NEO continuing to be employed on the applicable vesting date and the time-based RSUs are settled through the delivery of one share of common stock for each vested RSU.

(b)

2023 Market-Based PSUs: The number of shares that the NEOs can earn under the market-based PSUs is based on our relative TSR against a peer group over a three-year performance period, or from January 20, 2023 to January 20, 2026. For the 2023 market-based PSUs, the Compensation Committee chose to continue to use the companies in the Nasdaq Telecommunications Index as the peer group for TSR measurement purposes. The Committee chose this index based on the fact that it contains a significant number of companies and is a broad sample of our industry. Depending on our relative TSR over the performance period, the NEOs may not earn any shares under the market-based PSUs if the relative TSR performance is not at least equal to the 20th percentile of the peer group up to shares equaling 150% of the target number of market-based PSUs if relative TSR performance equals or exceeds the 80th percentile of the peer group, based on the sliding scale shown below (approximately 2.5% of the target award is earned for each 1 percentile increase up to 100% of the target award and then approximately 1.67% of the target award is earned for each 1 percentile increase up to 150% of the grant):

Adtran’s TSR Performance Relative to its Peer Group (expressed as a percentile)	Market-Based PSUs Earned (expressed as a percentage of target)
Less than 20th percentile	0%
20th percentile	25%
25th percentile	38%
30th percentile	50%
35th percentile	63%
40th percentile	75%
45th percentile	88%
50th percentile	100%
55th percentile	108%
60th percentile	117%
65th percentile	125%
70th percentile	133%
75th percentile	142%
80th or more percentile	150%

Pursuant to earned market-based PSUs, a corresponding number of shares is issued at the end of the three-year performance period, and after that time there is no additional holding period for the shares that are issued. Under the award agreements and Mr. Stanton’s Employment Agreement, a portion of the granted market-based PSUs also vest and become issuable upon the termination of a recipient’s employment or upon a change in control of the Company, as discussed in more detail below under the heading “Potential Payments Upon Termination or Change in Control.” The recipients of the market-based PSUs under the award agreements receive dividend credits based on the shares of common stock underlying the market-based PSUs. The dividend credits are vested, earned and distributed in cash upon issuance of the shares pursuant to the earned market-based PSUs. Recipients may choose to defer shares issued pursuant to earned PSUs under the Deferred Compensation Plan instead of receiving the shares at the time they are entitled to distribution of the shares.

(3)	2023 Long-Term Financial Plan (Three-Year Performance-Based Equity Awards): In each of 2017 and 2020, the Compensation Committee established an additional equity incentive program aligned with the Company’s long-term strategic plan. The Committee chose to establish the 2023 Long-Term Financial Plan in order to continue to strengthen the alignment between incentives for executives and increases in stockholder value. The 2023 Long-Term Financial Plan consists of one grant or three annual grants, as applicable, of performance-based PSUs to our executive officers and certain key employees, including the NEOs, under the 2020 Employee Plan. All of the recipients other than Mr. Stanton will receive one grant of performance-based PSUs under which shares are eligible to be earned at the end of the three-year performance period ended December 31, 2025. Mr. Stanton will receive three annual grants of performance-based PSUs with vesting schedules of three years (the 2023 grant), two years (the 2024 grant) and one year (the 2025 grant). Assuming the threshold level of performance is attained, the recipients are eligible to earn a number of shares between 50% and 150% of their target performance-based PSUs based on the compound annual growth rate (“CAGR”) of the Company’s Adjusted EBIT (as defined above) over the three-year performance period. If the Company achieves the Adjusted EBIT performance target as of December 31, 2023 or December 31, 2024, the award recipients will earn shares equaling the applicable number of performance-based PSUs; however, the underlying shares will not be issued until the end of the three-year performance period, provided that the recipient remains employed by the Company. If the target is achieved early, a new Adjusted EBIT performance target may be established for the remainder of the performance period in order to drive continued improved performance.

(4)	As described in footnote 3, this is the amount of the first of three annual grants to be made to Mr. Stanton under the 2023 Long-Term Financial Plan.

Benefits and Perquisites

We maintain general broad-based employee benefit plans in which our U.S.-based executives, including the U.S.-based NEOs, participate, such as a medical insurance plan, a 401(k) plan, and life and disability insurance programs. These benefits are provided as part of the basic conditions of employment for all of our eligible employees, and therefore providing them to our executive officers does not represent a significant incremental cost to us. In addition, we believe that providing these basic benefits is necessary for us to attract talented executives. The Company’s 401(k) plan allows eligible employees to contribute up to 60% of their pre-tax earnings up to the statutory limit prescribed by the Internal Revenue Service. After one year of service, the Company matches a discretionary amount determined by the Board of Directors. In 2022, we matched employee contributions equal to 100% of the first 3% contributed and 50% of the next 2% contributed up to a maximum matching contribution of 4%.

Mr. Glingener receives certain benefits pursuant to his Employment Agreement, including accident and liability insurance, and statutory insurances, including compulsory health, long-term care, pension and unemployment.

We also maintain a Deferred Compensation Plan for our U.S.-based executives, which is described under the Nonqualified Deferred Compensation table below. This plan permits U.S.-based executives, including the U.S.-based NEOs, to voluntarily defer a portion of their income and equity awards and save money for retirement on a tax-deferred basis. Although the plan permits discretionary employer contributions, to date we have not made any contributions to this plan. Therefore, this plan provides a valuable benefit to executives at no cash cost to us.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, we provide certain benefits to participants in our equity incentive plans and our VICC programs, including the NEOs, upon a change in control or upon termination of employment for specified reasons (provided, in some cases, that termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code). Each of Mr. Stanton’s and Mr. Glingener’s Employment Agreements also provides for certain benefits upon some or all of these events. All of these benefits are consistent with the basic benefits provided by the companies with which we compete for executive talent and help us to attract valuable executives. These benefits help to provide additional security that executives may need and reward loyal service in situations that create insecurity and present special challenges for executives. The Company provides limited perquisites to the NEOs that it believes are reasonable and consistent with its overall compensation program. The Compensation Committee periodically reviews the level of perquisites provided to the NEOs. Perquisites provided to the NEOs in 2022 are as set forth in the “All Other Compensation” column of the Summary Compensation Table on page 48 and in footnote 4 to such table.

Employment Arrangements

Historically, the Company provided employment offer letters to senior level employees at their respective times of hire, including our executive officers. The letters generally specified the individual’s initial title with the Company and set forth general terms of the individual’s expected compensation, including providing for an initial base salary and the right to participate in employee benefit plans provided by the Company, as well as, in some circumstances, the opportunity to participate in the VICC program, a hiring or relocation bonus, equity incentive awards and relocation expenses. With respect to our NEOs, none of their employment offer letters continued to apply to compensation arrangements during 2022.

Employment Agreement with Mr. Stanton

On July 13, 2022, the Company entered into an employment agreement (as amended, the “Employment Agreement”) with the Company’s President, Chief Executive Officer and Chairman, Thomas R. Stanton. Pursuant to the terms of the Employment Agreement, during the term of Mr. Stanton’s employment, Mr. Stanton will serve as the President, Chief Executive Officer and Chairman of the Board of the Company. The Employment Agreement provides for an initial period of employment of two years, which period will automatically renew for successive one-year periods thereafter unless either party provides prior written notice. Under the terms of the Employment Agreement, Mr. Stanton’s annual base salary was initially $875,000 and increased to $1,000,000 effective upon the closing of the Business Combination. Mr. Stanton is also eligible for an annual cash incentive bonus award with a target of at least 140% of his base salary based on the achievement of performance objectives set by the Compensation Committee and is eligible to participate in all executive benefit plans made available to similarly-situated executive officers of the Company and will be reimbursed for his reasonable out-of-pocket business expenses.

In addition, under the terms of the Employment Agreement, Mr. Stanton is entitled to participate in the Company’s equity incentive programs during the term of employment and he received the 2022 One-Time CEO Grants, as described previously. With respect to the 2023 fiscal year and each fiscal year thereafter during the term of employment, Mr. Stanton is eligible to receive from the Company a combination of PSUs (with the performance objective of such PSUs to be based on the Company’s relative TSR over a three-year performance period or such other performance criteria as shall be mutually agreed upon by Mr. Stanton and the Compensation Committee) and time-based RSUs, on such terms as are provided for in the Employment Agreement. Additionally, with respect to the 2023 fiscal year and each third fiscal year thereafter during the term of employment, Mr. Stanton is entitled to receive PSUs (with the performance objective of such PSUs to be based on the Company’s Adjusted EBIT or such other performance criteria as shall be mutually agreed upon by Mr. Stanton and the Compensation Committee), on such terms as are provided for in the Employment Agreement.

Under the terms of the Employment Agreement, Mr. Stanton is eligible for specified termination payments and benefits in the event of a termination of Mr. Stanton’s employment (i) due to his death or disability, (ii) by Mr. Stanton for good reason, by the Company without cause, or upon a non-renewal of the term of employment by the Company at the completion of the initial two-year term of employment, (iii) due to Mr. Stanton’s retirement (age 65 or age 55 and ten years of service) or (iv) in the event of a termination of employment by the Company without cause or by Mr. Stanton for good reason within two years following a change of control of the Company (excluding the Business Combination), subject to his execution and non-revocation of a release of claims in the Company’s favor and his compliance with confidentiality, non-competition, non-solicitation, non-disparagement and other covenants, all as more specifically provided for in the Employment Agreement and described below under “Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Mr. Glingener

On April 1, 2006 ADVA entered into an employment agreement with the now Chief Technology Officer of the Company and Chief Executive Officer of ADVA, Christoph Glingener, which is extended by amendment each year (as amended, the “Employment Agreement”). On September 1, 2022, Mr. Glingener became the Chief Technology Officer of the Company and Chief Executive Officer of ADVA. Under the Employment Agreement, Mr. Glingener’s compensation each year is determined by the ADVA supervisory board (which is similar to the board of directors of a U.S. company) in its sole discretion. Mr. Glingener receives an annual base salary and is also eligible to receive an annual cash incentive bonus award based on Mr. Glingener’s personal performance and the performance of ADVA. Additionally, the Employment Agreement provides that Mr. Glingener is eligible to participate in all executive benefit plans described above under “Benefits and Perquisites” and he will be reimbursed for his reasonable out-of-pocket business expenses for travel and meals.

Under the terms of the Employment Agreement, Mr. Glingener is eligible for specified termination payments and benefits in the event of a termination of Mr. Glingener’s employment (i) due to his death or (ii) due to his inability to work as more specifically provided for in the Employment Agreement and described below under “Potential Payments Upon Termination or Change in Control.” The Employment Agreement contains customary noncompetition and nondisclosure covenants applicable to Mr. Glingener.

Clawback Policy

The Board has adopted a policy providing that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Company will recover incentive-based compensation paid to current or former executive officers of the Company during the three years prior to the date as of which the accounting restatement is required, to the extent that any of that compensation was based upon the erroneous data that made the restatement necessary. Under this policy, incentive-based compensation includes RSUs, PSUs, and other cash or equity-based compensation awards. To implement this policy, the Board has entered into a Clawback Agreement with each of the NEOs providing for their agreement to such repayment.

Policy Against Hedging Instruments and Pledging

Under the Company’s Insider Trading Policy, certain employees, including executive officers, and directors of the Company, as well as their immediate family members and entities over which such persons exercise control, are prohibited from entering into hedging or monetization transactions or similar arrangements that are designed to hedge or offset any decrease in the market value of equity securities of the Company held directly or indirectly by the employee or director. Additionally, certain employees, including executive officers, and directors are prohibited from short-term and options trading, holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation over $1 million paid to the Company’s CEO and certain other executive officers. Prior to the enactment of the 2017 Tax Cuts and Jobs Act, which was signed into law on December 22, 2017 (the “Tax Act”), an exception to the

$1 million deduction limit existed for qualified performance-based compensation. The Tax Act repealed this exception for performance-based compensation and, as a result, all compensation in excess of $1 million paid to specified executives is not deductible for fiscal years beginning after December 31, 2017.

With the enactment of the Tax Act, the Compensation Committee reviewed and assessed the impact of the law on our compensation programs and design. While the Committee may consider the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions, as noted above, and believes it is important to preserve flexibility in administering its compensation program in a manner designed to promote varying corporate goals. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent, the Committee may approve compensation that is not deductible by the Company for tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Nikos Theodosopoulos, Chairman
H. Fenwick Huss
Gregory J. McCray
Balan Nair

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020, the total compensation paid to or earned by each of the Company’s NEOs. Additional information about our executive compensation program can be found in the Compensation Discussion and Analysis contained in this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Thomas R. Stanton	2022	865,676	—	8,632,599	—	963,768	—	14,669	10,467,712
Chief Executive Officer	2021	709,988	250,000	2,503,918	—	1,037,520	—	13,930	4,515,356
	2020	676,179	—	1,846,036	—	362,189	—	13,629	2,898,033

Michael K. Foliano	2022	400,123	500,000	756,946	—	193,859	—	12,200	1,863,128
Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary	2021	381,069	100,000	673,532	—	238,656	—	11,650	1,404,907
	2020	362,923	5,000	550,253	—	83,313	—	11,500	1,012,989

Ronald D. Centis	2022	339,221	—	756,946	—	123,264	—	12,200	1,231,631
Senior Vice President of Operations	2021	330,947	—	602,011	—	123,087	—	34,484	1,090,529
	2020	322,875	5,000	403,696	—	41,692	—	152,336	925,599

Raymond Harris (5)	2022	304,477	—	756,946	—	110,639	—	12,200	1,184,262
Chief Information Officer	2021	295,036	—	542,378	—	109,731	—	11,600	958,745

James D. Wilson, Jr.	2022	375,067	—	567,728	—	189,582	—	12,200	1,144,577
Chief Revenue Officer	2021	360,641	35,000	568,846	—	189,819	—	11,600	1,165,906
	2020	350,818	5,000	414,245	—	142,402	—	11,500	923,965

Christoph Glingener (6)	2022	122,113	—	—	—	—	—	7,288	129,401
Chief Technology Officer Chief Executive Officer of ADVA

(1)

For 2022, represents a one-time performance bonus granted by the Compensation Committee to Mr. Foliano on October 14, 2022 in order to reward and recognize his significant efforts toward completing the Company’s acquisition and integration of ADVA during 2022 and encourage his retention. Mr. Foliano’s cash bonus was payable following December 31, 2022, subject to his continued employment on such date. See “Elements of 2022 Executive Compensation—Short-Term Cash Incentives—2022 One-Time Retention Bonus” above.

(2)

Long-Term Financial Plan Stock Awards (3-year awards): Amounts for 2022, 2021 and 2020 include the aggregate grant date fair value of the performance-based PSUs granted in 2022, 2021 and 2020, respectively, pursuant to the 2020 Long-Term Financial Plan computed in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), based on the closing stock price on the date of grant. For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for each of the fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020. The maximum values of the performance-based PSUs granted under the 2020 Long-Term Financial Plan (calculated by multiplying the maximum potential number of performance-based PSUs that could have been earned by the grant date fair value) are: for Mr. Stanton, $1,767,928, $1,497,365 and $693,600 for the 2022, 2021 and 2020 awards, respectively; for Mr. Foliano, $589,303, $499,122 and $231,200 for the 2022, 2021 and 2020 awards, respectively; for Mr. Centis, $589,303, $499,122 and $231,200 for the 2022, 2021 and 2020 awards, respectively; for Mr. Harris, $589,303 and $499,122 for the 2022 and 2021 awards, respectively; and for Mr. Wilson, $442,002, $374,353 and $173,406 for the 2022, 2021 and 2020 awards, respectively. There can be no assurance that the grant date fair value will ever be realized. In connection with the Business Combination, the outstanding performance-based PSUs granted in 2022, 2021 and 2020 were converted into time-based RSUs at the target level of performance on July 8, 2022, resulting in a “modification” to such performance-based PSUs. Therefore, the amounts for 2022 also include the incremental fair market value of the PSU awards granted in 2022, 2021 and 2020 that were modified as of July 8, 2022, which was $1,033,656 for Mr. Stanton, $344,552 for each of Mr. Foliano, Mr. Centis and Mr. Harris, and $258,422 for Mr. Wilson.

2022 One-Time CEO Grants: With respect to Mr. Stanton, such amount for 2022 also reflects the one-time equity grants he received in 2022 in connection with the Business Combination. See “Elements of 2022 Executive Compensation—Long-Term Incentive Awards—Business Combination-Related One-Time Grants to Mr. Stanton” above for additional information regarding the structure of these market-based PSUs.

Annual Stock Awards: For 2021 and 2020, amounts also include the aggregate grant date fair value of annual stock awards, including grants of time-based RSUs and market-based PSUs, computed in accordance with the Stock Compensation Topic of the FASB ASC. The grant date fair values of the time-based RSUs are based on the market price of our common stock on the date of grant. The grant date fair values of the market-based PSUs are based on the probable outcome of the performance conditions as of the grant dates (taking into account a Monte Carlo simulation applicable to the market-based performance metric), or $26.07 for the market-based PSUs granted to the NEOs in 2021 and $14.43 for the market-based PSUs granted to the NEOs in 2020. For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for each of the fiscal years ended December 31, 2021 and December 31, 2020. The maximum values of the market-based PSUs (calculated by multiplying the maximum potential number of market-based PSUs that could be earned by the grant date fair values set forth above) are: for Mr. Stanton, $1,183,044 and $1,087,575 for the 2021 and 2020 awards, respectively; for Mr. Foliano, $263,450 and $310,498 for the 2021 and 2020 awards, respectively; for Mr. Centis, $205,340 and $193,355 for the 2021 and 2020 awards, respectively; for Mr. Harris, $156,889 for the 2021 award; and for Mr. Wilson, $249,333 and $234,112 for the 2021 and 2020 awards, respectively. In connection with the Business Combination, the outstanding market-based PSUs granted in 2021 and 2020 were converted into time-based RSUs at the target level of performance on July 8, 2022, but there was no incremental fair market value recognized in connection with this “modification” to the market-based PSUs.

Mr. Glingener did not receive any equity awards from the Company in 2022. Stock options granted to Mr. Glingener by ADVA in 2022 prior to the Business Combination, and other prior year ADVA options that remained outstanding as of the Business Combination, are discussed below in the Outstanding Equity Awards at 2022 Fiscal Year-End table.

(3)

Represents compensation earned pursuant to the 2022 bonus program. The annual quarterly cash incentive awards in 2022 and the annual cash incentive awards in 2021 and 2020 were based on pre-established, performance-based targets and, therefore, are reportable as “Non-Equity Incentive Plan Compensation” rather than as “Bonus.” For a description of these cash incentive awards, see “Elements of 2022 Executive Compensation—Short-Term Cash Incentives—2022 Bonus Program” beginning on page 37. For Mr. Wilson in 2022, $68,436 of this amount represents a sales incentive payment earned during 2022. See “Elements of 2022 Executive Compensation—Short-Term Cash Incentives—2022 Sales Incentive Arrangement for Chief Revenue Officer” beginning on page 38 for a description of this arrangement.

(4)	All Other Compensation for 2022 for each NEO consists of the following:

Name	Company Contributions to 401(k) Plan ($) (a)	Perquisites ($) (b)	Total ($)
Thomas R. Stanton	12,200	2,469	14,669
Michael K. Foliano	12,200	—	12,200
Ronald D. Centis	12,200	—	12,200
Raymond Harris	12,200	—	12,200
James D. Wilson, Jr.	12,200	—	12,200
Christoph Glingener	—	7,288	7,288

(a)

Represents the Company’s contributions in 2022 to each NEO’s 401(k) retirement plan account, other than Mr. Glingener. For 2022, the Company’s 401(k) plan required us to match 100% of an employee’s contributions to the plan up to the first 3% of such employee’s annual compensation and 50% of an employee’s contributions to the plan up to the next 2% of such employee’s annual compensation, for a total company match of up to 4% of an employee’s contribution. Compensation that may be considered in calculating the contribution amount for each employee was limited to $305,000 for 2022.

(b)

For Mr. Stanton, this amount represents premiums paid by the Company for continued additional medical benefits. For Mr. Glingener, this amount represents the benefit of his use of a Company car and contributions by the Company toward his German pension insurance and German unemployment insurance following the Business Combination. Such amounts are reflected in the table in U.S. dollars and were converted from their Euro amounts to U.S. dollars using the average Euro to U.S. dollar foreign currency exchange rate for 2022, or 1.0515.

(5)	Compensation information is not provided for Mr. Harris for 2020 as he was not a named executive officer.

(6)

Compensation information is not provided for Mr. Glingener for 2021 or 2020, as he was not an executive officer of the Company until September 1, 2022. The salary amount reported for Mr. Glingener reflects salary earned during 2022 and paid after the Business Combination. This amount is included in the table in U.S. dollars, but Mr. Glingener received his salary in Euros. To convert his Euro salary amount to U.S. dollars for the table, we used the average Euro to U.S. dollar foreign currency exchange rate for 2022, or 1.0515.

Grants of Plan-Based Awards in 2022

The following table provides certain information regarding the annual cash incentive compensation and equity incentive awards granted to our NEOs during the fiscal year ended December 31, 2022.

Name (1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas R. Stanton	—	140	1,400,000	2,800,000	—	—	—	—	—	—	—
	3/1/2022	—	—	—	30,837	61,674	88,132	—	—	—	1,268,017
	7/13/2022	—	—	—	—	—	—	204,290	—	—	3,999,998
	11/16/2022	—	—	—	24,498	97,991	146,987	—	—	—	2,352,764
Michael K. Foliano	—	24	240,074	480,148	—	—	—	—	—	—	—
	3/1/2022	—	—	—	10,279	20,558	29,377	—	—	—	422,672
Ronald D. Centis	—	15	152,649	305,298	—	—	—	—	—	—	—
	3/1/2022	—	—	—	10,279	20,558	29,377	—	—	—	422,672
Raymond Harris	—	14	137,015	274,030	—	—	—	—	—	—	—
	3/1/2022	—	—	—	10,279	20,558	29,377	—	—	—	422,672
James D. Wilson, Jr.	—	15	150,027	300,054	—	—	—	—	—	—	—
	—	—	75,013	—	—	—	—	—	—	—	—
	3/1/2022	—	—	—	7,710	15,419	22,034	—	—	—	324,724

(1)

Mr. Glingener did not receive any cash incentive compensation or equity incentive awards from the Company during 2022. Stock options granted to Mr. Glingener by ADVA in 2022 prior to the Business Combination, and other prior year ADVA options that remained outstanding as of the Business Combination, are discussed below in the Outstanding Equity Awards at 2022 Fiscal Year-End table.

(2)

The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each NEO under our quarterly bonus program in 2022, as described above under “Elements of 2022 Executive Compensation—Short-Term Cash Incentives—2022 Bonus Program.” The actual amount earned in 2022 by each NEO under the 2022 bonus program is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 48.

Mr. Wilson was also eligible to earn a sales incentive payment during 2022, and his target established by the Compensation Committee was $75,013. There is no threshold or maximum level of sales applicable to this arrangement. See “Elements of 2022 Executive Compensation—Short-Term Cash Incentives—2022 Sales Incentive Arrangement for Chief Revenue Officer” beginning on page 38 for a description of this arrangement.

(3)

The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each NEO who received a performance-based PSU award on March 1, 2022 pursuant to the 2020 Long-Term Financial Plan, as described above under “Elements of 2022 Executive Compensation—Long-Term Incentive Awards.” In connection with the Business Combination, the outstanding performance-based PSUs were converted into time-based RSUs at the target level of performance on July 8, 2022. Such performance-based RSUs were no longer subject to performance-based vesting and instead vested in full on December 31, 2022, subject only to continued employment with the Company on such date.

For Mr. Stanton, these amounts also reflect the threshold, target and maximum amounts potentially payable in connection with market-based PSUs that he received on November 16, 2022 pursuant to his Employment Agreement. See “2023 Equity Awards—2023 Market-Based PSUs” above for additional information regarding the structure of these market-based PSUs.

(4)

The amount shown in this column reflects the number of time-based RSUs granted to Mr. Stanton on July 13, 2022. As established in Mr. Stanton’s Employment Agreement (discussed above), 75% of such RSUs will vest on the 24-month anniversary of the grant date and 6.25% of the RSUs will vest on each of the 27-month, 30-month, 33-month and 36-month anniversaries of the grant date.

(5)

With respect to the performance-based PSUs granted to each NEO on March 1, 2022 pursuant to the 2020 Long-Term Financial Plan, the value shown in this column is the grant date fair value of the target award (calculated by multiplying the target number of performance-based PSUs by $20.06, which is the closing stock price as of the date of grant). In connection with the Business Combination, the outstanding performance-based PSUs were converted into time-based RSUs at the target level of performance on July 8, 2022, resulting in a “modification” to such performance-based PSUs. Therefore, the amounts also include the incremental fair market value of the awards granted in 2022 that were modified as of July 8, 2022, which was $30,837 for Mr. Stanton, $10,279 for each of Mr. Foliano, Mr. Centis and Mr. Harris, and $7,710 for Mr. Wilson. With respect to the time-based RSUs granted to Mr. Stanton, the value shown in this column is the grant date fair value of the full award. With respect to the market-based PSUs granted to Mr. Stanton, the value shown in this column is the grant date fair value of the target award (calculated by multiplying the target number of market-based PSUs by $24.01, which is based on the probable outcome of the performance conditions as of the date of grant, using a Monte Carlo simulation). For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by our NEOs as of December 31, 2022.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Thomas R. Stanton	11/2/2013	75,366	—	—	23.64	—	—	—	—
	11/14/2014	94,207	—	—	18.97	—	—	—	—
	11/14/2015	94,207	—	—	15.33	—	—	—	—
	11/15/2019	—	—	—	—	16,679 (6)	313,398	—	—
	11/16/2020	—	—	—	—	25,124 (6)	472,080	—	—
	11/16/2020	—	—	—	—	50,246 (7)	944,122
	11/17/2021	—	—	—	—	22,690 (6)	426,345	—	—
	11/17/2021	—	—	—	—	30,253 (7)	568,454	—	—
	7/13/2022	—	—	—	—	204,290 (8)	3,838,609	—	—
	11/16/2022	—	—	—	—	—	—	97,991	1,841,251
Michael K. Foliano	11/2/2013	18,062	—	—	23.64	—	—	—	—
	11/14/2014	17,307	—	—	18.97	—	—	—	—
	11/14/2015	16,934	—	—	15.33	—	—	—	—
	11/15/2019	—	—	—	—	3,644 (6)	68,471	—	—
	11/16/2020	—	—	—	—	7,173 (6)	134,781	—	—
	11/16/2020	—	—	—	—	14,345 (7)	269,543	—	—
	11/17/2021	—	—	—	—	5,053 (6)	94,946	—	—
	11/17/2021	—	—	—	—	6,737 (7)	126,588	—	—
Ronald D. Centis	2/25/2019	—	—	—	—	500 (6)	9,395	—	—
	11/15/2019	—	—	—	—	2,982 (6)	56,032	—	—
	11/16/2020	—	—	—	—	4,467 (6)	83,935	—	—
	11/16/2020	—	—	—	—	8,933 (7)	167,851	—	—
	11/17/2021	—	—	—	—	3,939 (6)	74,014	—	—
	11/17/2021	—	—	—	—	5,251 (7)	98,666	—	—
Raymond Harris	1/18/2019	—	—	—	—	500 (6)	9,395	—	—
	11/15/2019	—	—	—	—	2,271 (6)	42,672	—	—
	11/16/2020	—	—	—	—	3,404 (6)	63,961	—	—
	11/16/2020	—	—	—	—	6,806 (7)	127,885	—	—
	11/17/2021	—	—	—	—	3,009 (6)	56,539	—	—

	11/17/2021	—	—	—	—	4,012 (7)	75,385	—	—
James D. Wilson, Jr.	11/2/2013	20,034	—	—	23.64	—	—	—	—
	11/15/2019	—	—	—	—	3,700 (6)	69,523	—	—
	11/16/2020	—	—	—	—	5,408 (6)	101,616	—	—
	11/16/2020	—	—	—	—	10,816 (7)	203,233	—	—
	11/17/2021	—	—	—	—	4,782 (6)	89,854	—	—
	11/17/2021	—	—	—	—	6,376 (7)	119,805	—	—
Christoph Glingener	5/15/2020	—	41,220	—	7.01	—	—	—	—
	5/15/2021	—	107,172	—	12.17	—	—	—	—
	5/15/2022	—	85,383	—	19.08	—	—	—	—

(1)

The stock options granted under the 2006 Employee Stock Plan and the 2015 Employee Stock Plan expire ten years from the date of grant. Mr. Glingener’s stock options were granted prior to the Business Combination pursuant to the 2011 ADVA Stock Option Right Program (the “2011 ADVA Option Program”) and were assumed by the Company in the Business Combination, such that they are now exercisable for Company common stock. In connection with this assumption, the assumed options are subject to the terms and conditions of the 2015 Employee Stock Plan, except with respect to the expiration and vesting terms, which continue to be governed by the 2022 ADVA Option Program. Mr. Glingener’s stock options expire seven years from the execution of the applicable award agreement.

(2)

The stock options granted under the 2006 Employee Stock Plan and the 2015 Employee Stock Plan vested 25% on each of the first four anniversaries of the date of grant. Mr. Glingener’s stock options become exercisable on the fourth anniversary of the execution of the applicable award agreement.

(3)

For Mr. Glingener, the option exercise price presented was calculated by dividing the exercise price of the applicable ADVA stock option immediately prior to the closing of the Business Combination by the exchange ratio applicable to the Business Combination, converted into U.S. dollars at the applicable foreign exchange rate on the date of the closing.

(4)

The market value is based on the closing price of our common stock on Nasdaq on December 30, 2022, the last trading day of 2022, of $18.79, multiplied by the number of unvested time-based RSUs or unearned PSUs, as applicable.

(5)

In connection with the Business Combination, all outstanding performance-based PSUs and market-based PSUs granted to the NEOs converted into time-based RSUs at the target level of performance on July 8, 2022. Therefore, there were no outstanding performance-based equity awards as of December 31, 2022, except the market-based PSUs granted to Mr. Stanton on November 16, 2022, which are subject to vesting based on the Company’s relative TSR against a peer group over a performance period from November 16, 2022 to December 31, 2024. The amount in this column reflects the target performance level for such market-based PSUs and is not necessarily indicative of the amount that may actually be earned by Mr. Stanton. For a description of the PSUs granted in 2022, see “Elements of 2022 Executive Compensation—Long-Term Incentive Awards” beginning on page 39.

(6)	The time-based RSUs granted under the 2015 Employee Stock Plan and the 2020 Employee Plan prior to the Business Combination vest 25% on each of the first four anniversaries of the date of grant.

(7)

As noted above, in connection with the Business Combination, all outstanding market-based PSUs granted to the NEOs converted into time-based RSUs at the target level of performance on July 8, 2022 and vest on the last day of the three-year performance period, subject only to a continued service requirement.

(8)

As established in Mr. Stanton’s Employment Agreement (discussed above), 75% of the time-based RSUs that he received on July 13, 2022 will vest on the 24-month anniversary of the grant date and 6.25% of the RSUs will vest on each of the 27-month, 30-month, 33-month and 36-month anniversaries of the grant date.

Option Exercises and Stock Vested in 2022

The following table sets forth information with respect to time-based RSUs that vested and market-based and performance-based PSUs that converted into time-based RSUs in connection with the Business Combination and vested, as well as stock options that were exercised by the NEOs, in each case during the fiscal year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Thomas R. Stanton	75,366	548,664	299,201	5,877,590
Michael K. Foliano	28,977	198,366	86,901	1,690,473
Ronald D. Centis	—	—	83,492	1,621,818
Raymond Harris	—	—	76,229	1,468,129
James D. Wilson, Jr.	43,825	296,413	71,340	1,396,921
Christoph Glingener	17,078	225,771	—	—

(1)

The value realized upon the exercise of stock options represents the difference between (i) the closing price of our common stock on Nasdaq on the applicable dates of exercise and (ii) the price paid by the NEO to exercise the options, multiplied by the number of options exercised.

(2)

Represents (i) the time-based RSUs that vested in 2022, which RSUs vest 25% on each of the first four anniversaries of the respective date of grant, and (ii) the market-based and performance-based PSUs that converted into time-based RSUs at the target level of performance on July 8, 2022 and vested at the conclusion of the applicable performance period, subject only to a continued service requirement through such date.

(3)

The value realized upon the vesting of the time-based RSUs (including the PSUs that converted into time-based RSUs) is calculated based upon the closing price of our common stock on Nasdaq on the applicable vesting dates.

Equity Compensation Plans

2006 Employee Stock Incentive Plan

In 2006, we adopted the ADTRAN Holdings, Inc. 2006 Employee Stock Incentive Plan, as amended (the “2006 Employee Stock Plan”), under which awards of stock options, RSUs, PSUs and restricted stock were granted to certain of our employees pursuant to the terms of award agreements. The 2006 Employee Stock Plan expired in January 2016, so no additional awards are available for issuance. Outstanding awards granted prior to the expiration remain subject to the terms of the 2006 Employee Stock Plan.

Change of Control and Other Transactions. Upon a change of control (as defined in the 2006 Employee Stock Plan), which includes a reorganization or other corporate transaction, any outstanding awards shall immediately become fully exercisable or vested, unless otherwise determined by the Compensation Committee and set forth in the applicable award agreement. See “Potential Payments Upon Termination or Change in Control.” In the event of a reorganization or other corporate transaction, the Compensation Committee may decide that awards will apply to securities of the resulting corporation, that any or all options will be immediately exercisable, and/or that options will be immediately exercisable and terminate after 30 days’ notice to holders.

Amendment and Termination. Our Board of Directors may amend or terminate any award agreement entered into pursuant to the 2006 Stock Incentive Plan at any time. However, no amendment may adversely affect the rights of holders of outstanding awards without their consent, and no award agreement may be amended to reprice any award.

2015 Employee Stock Incentive Plan

In 2015, we adopted the ADTRAN Holdings, Inc. 2015 Employee Stock Incentive Plan, as amended (the “2015 Employee Stock Plan”), under which awards of stock options, RSUs and PSUs have been granted to our employees pursuant to the terms of award agreements. The Board of Directors adopted the 2020 Employee Plan on March 6, 2020, and the Company’s stockholders approved the 2020 Employee Plan at the 2020 Annual Meeting of Stockholders, so no additional awards are available for issuance under the 2015 Employee Stock Plan. Outstanding awards granted under the 2015 Employee Stock Plan will remain subject to the terms of such plan.

Change of Control and Other Transactions. Upon a corporate transaction, including a change of control (as defined in the 2015 Employee Stock Plan), the Compensation Committee may make appropriate adjustments to the shares available for, and the exercise price and/or base value of, awards and other actions it deems appropriate including, without limitation, providing that awards will be: (i) substituted for equivalent awards; (ii) upon reasonable prior written notice, terminated without payment if not exercised within a certain period (for stock options) or terminated if not accepted within a certain period (for time-based RSUs); (iii) terminated in exchange for payment; (iv) fully vested and exercisable; and/or (v) with respect to PSUs, issued based on the higher of the actual attainment of the performance targets or the grantee’s target award. See “Potential Payments Upon Termination or Change in Control.”

Amendment and Termination. The Board may amend or terminate any award agreement entered into pursuant to the 2015 Employee Stock Plan at any time. However, no amendment may adversely affect the rights of holders of outstanding awards without their consent, and no award agreement may be amended to reprice any award.

2020 Employee Stock Incentive Plan

The Board of Directors adopted the ADTRAN Holdings, Inc. 2020 Employee Stock Incentive Plan (as amended and restated, the “2020 Employee Plan”) on March 6, 2020, and the Company’s stockholders approved the 2020 Employee Plan at the 2020 Annual Meeting of Stockholders on May 13, 2020. The purpose of the 2020 Employee Plan is to further the growth and development of the Company by offering certain employees and key service providers and advisors of the Company and our subsidiaries the opportunity to obtain an ownership interest in the Company. The 2020 Employee Plan also provides such individuals with an added incentive to continue in the employment and/or service, promote the growth, efficiency and profitability, and help attract outstanding individuals to the service, of the Company and its subsidiaries. The following is a summary of the material terms and provisions of the 2020 Employee Plan:

Administration. Under the 2020 Employee Plan, the Board appoints a committee to administer the 2020 Employee Plan, which committee must consist solely of non-employee directors. The Board has appointed the Compensation Committee, all of whose members qualify as non-employee directors, to administer the 2020 Employee Plan. Among other powers and duties, the Committee has the authority to interpret the 2020 Employee Plan, to prescribe, amend, and rescind rules and regulations relating to the 2020 Employee Plan, to determine the terms and provisions of award agreements, and to make all other determinations necessary or advisable for the administration of the 2020 Employee Plan. With respect to awards to non-officer employees and service providers, the Plan authorizes the Company’s CEO to grant awards using the form of award agreement approved by the Committee.

Common Stock Subject to Awards; Maximum Limit. The stock underlying awards under the 2020 Employee Plan is our common stock. The total aggregate shares of common stock authorized for issuance during the term of the 2020 Employee Plan is limited to 2,772,000 shares, subject to adjustment in connection with awards previously granted under the 2015 Employee Stock Plan as described below, with no more than 500,000 shares awarded to any participant during any calendar year, subject to adjustment as provided in the 2020 Employee Plan. All such shares that are available for issuance under the 2020 Employee Plan can be used to grant incentive stock options (“ISOs”). Common stock subject to awards and other provisions of the 2020 Employee Plan shall consist of the following: (i) authorized but unissued shares of common stock; (ii) authorized and issued shares of common stock held by the Company in its treasury which have been reacquired by the Company; and (iii) shares of common stock purchased by the Company in the open market.

If an award under the 2020 Employee Plan or the 2015 Employee Stock Plan is cancelled, terminates, expires without exercise, is forfeited or lapses, the shares retained or returned to the Company will again be available for issuance under the 2020 Employee Plan. If the exercise price of a stock option, base value (defined below) of a stock appreciation right (“SAR”) or tax withholding obligations are satisfied by tendering shares of common stock to the Company or by withholding shares of common stock, the number of shares of stock so tendered or withheld will not be available again for issuance under the 2020 Employee Plan.

Adjustments. The Committee will make appropriate and proportional adjustments to the number and kind of shares available for, and the exercise price and/or base value of, awards to reflect any change in our capital structure by reason of a stock split, stock dividend, reclassification or other recapitalization affecting the common stock. The Committee (or, for participants other than officers, the Company’s CEO) also has the power, in connection with a participant’s separation from service, to accelerate vesting of outstanding awards or allow continued vesting and exercise of outstanding awards over their original vesting and exercise period.

Types of Awards. The 2020 Employee Plan permits grants of ISOs, nonqualified stock options (“NQSOs”), SARs, restricted stock and restricted stock units (“RSUs”). Each award is subject to an award agreement approved by the Committee reflecting the terms and conditions of the award.

Performance-Based Awards. Awards under the 2020 Employee Plan may be subject to certain performance measures and the Committee must certify attainment of the performance measures before any payment of the award is made. Unless the Committee specifies otherwise in the award agreement or approved by separate action of the Committee (or CEO) as described under Adjustments above, if restricted stock or RSUs are subject to performance-based vesting, then upon the participant’s death or disability, or upon a change of control, a portion of the award becomes immediately vested on a pro-rata basis (based on the portion of the performance period that has elapsed), as if the performance measures had been achieved at target.

Corporate Transaction; Change of Control. Upon a corporate transaction, including a change of control, the Committee may make appropriate adjustments to the shares available for, and the exercise price and/or base value of, awards and other actions it deems appropriate including, without limitation, providing that awards will be: (i) substituted for equivalent awards; (ii) upon reasonable prior written notice, terminated without payment if not exercised within a certain period (for stock options and SARs) or terminated if not accepted within a certain period (for restricted stock and RSUs); (iii) terminated in exchange for payment; (iv) fully vested and exercisable; and/or (v) with respect to performance-based awards, settled based on the higher of the actual attainment of the performance targets or the grantee’s target award.

Amendment and Termination. The Board shall have the power at any time to amend, modify, or repeal any provisions of the 2020 Employee Plan, to suspend the operation of the 2020 Employee Plan or any of its provisions for any period or periods, or to terminate the 2020 Employee Plan in whole or in part. Notwithstanding the foregoing, the addition, amendment, modification, repeal, suspension or termination shall not adversely affect the rights of a participant who has an outstanding award without the consent of the participant. No modification or amendment of the 2020 Employee Plan may be made without the prior approval of the Company’s stockholders if such approval is necessary with respect to tax, securities or other applicable laws or rules or regulations of any stock exchange. Unless earlier terminated by the Board, the 2020 Employee Plan will remain in effect until the tenth (10th) anniversary of the effective date, or May 13, 2030.

2020 Directors Stock Plan

The Board of Directors adopted the ADTRAN Holdings, Inc. 2020 Directors Stock Plan (as amended, the “2020 Directors Plan”) on March 6, 2020, and the Company’s stockholders approved the 2020 Directors Plan at the 2020 Annual Meeting of Stockholders on May 13, 2020. The purpose of the 2020 Directors Plan is to further the growth and development of the Company by encouraging non-employee directors to obtain a proprietary interest in the Company by owning its stock. The following is a summary of the material terms and provisions of the 2020 Directors Plan:

Administration. Under the 2020 Directors Plan, the Board appoints a committee to administer the 2020 Directors Plan, which committee must consist solely of non-employee directors. The Board has appointed the Compensation Committee, all of whose members qualify as non-employee directors, to administer the 2020 Directors Plan. Among other powers and duties, the Committee has the authority to interpret the 2020 Directors Plan, to prescribe, amend, and rescind rules and regulations relating to the 2020 Directors Plan, to determine the terms and provisions of award agreements, and to make all other determinations necessary or advisable for the administration of the 2020 Directors Plan.

Common Stock Subject to Awards; Maximum Limit. The stock underlying awards under the 2020 Directors Plan is our common stock. The total aggregate shares of common stock authorized for issuance during the term of the 2020 Directors Plan is limited to 373,000 shares, subject to adjustment in connection with awards previously granted under the 2020 Directors Plan as described below. Common stock subject to awards and other provisions of the 2020 Directors Plan shall consist of the following: (i) authorized but unissued shares of common stock; (ii) authorized and issued shares of common stock held by the Company in its treasury which have been reacquired by the Company; and (iii) shares of common stock purchased by the Company in the open market.

If an award under the 2020 Directors Plan is cancelled, terminates, expires without exercise, is forfeited or lapses, the shares retained or returned to the Company will again be available for issuance under the 2020 Directors Plan. If the exercise price of a stock option or tax withholding obligations are satisfied by tendering shares of common stock to the Company or by withholding shares of common stock, the number of shares of stock so tendered or withheld will not be available again for issuance under the 2020 Directors Plan.

Adjustments. The Committee will make appropriate and proportional adjustments to the number and kind of shares available for, and the exercise price of, awards to reflect any change in our capital structure by reason of a stock split, stock dividend, reclassification or other recapitalization affecting the common stock. The Committee also has the power, in connection with a director’s termination of service, to accelerate vesting of outstanding awards or allow continued vesting of outstanding awards over their original vesting period.

Types of Awards. The Committee, in its discretion, may award stock options, restricted stock and restricted stock units (“RSUs”) under the 2020 Directors Plan. Each award is subject to an award agreement approved by the Committee reflecting the terms and conditions of the award.

Corporate Transaction; Change of Control. Upon a corporate transaction, including a change of control, the Committee may make appropriate adjustments to the shares available for, and the exercise price of, awards and other actions it deems appropriate including, without limitation, providing that awards will be: (i) substituted for equivalent awards; (ii) upon reasonable prior written notice, terminated without payment if not exercised within a certain period (for stock options) or terminated if not accepted within a certain period (for restricted stock and RSUs); (iii) terminated in exchange for payment; (iv) fully vested and exercisable; and/or (v) with respect to performance-based awards, settled based on the higher of the actual attainment of the performance targets or the grantee’s target award.

Amendment and Termination. The Board shall have the power at any time to amend, modify, or repeal any provisions of the 2020 Directors Plan, to suspend the operation of the 2020 Directors Plan or any of its provisions for any period or periods, or to terminate the 2020 Directors Plan in whole or in part. Notwithstanding the foregoing, the addition, amendment, modification, repeal, suspension or termination shall not adversely affect the rights of a participant who has an outstanding award without the consent of the participant. No modification or amendment of the 2020 Directors Plan may be made without the prior approval of the Company’s stockholders if such approval is necessary with respect to tax, securities or other applicable laws or rules or regulations of any stock exchange. Unless earlier terminated by the Board, the 2020 Directors Plan will remain in effect until the tenth (10th) anniversary of the effective date, or May 13, 2030.

Nonqualified Deferred Compensation in 2022

The following table sets forth information regarding the deferred compensation plans in which our NEOs participated in 2022.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (1)
Thomas R. Stanton	2,153,377 (2)	—	(4,557,480)	—	21,970,186
Michael K. Foliano	612,436 (3)	—	(274,699)	—	2,011,347
James D. Wilson, Jr.	—	—	(66,404)	—	335,592
Christoph Glingener	—	—	—	—	—
Ronald D. Centis	—	—	—	—	—
Raymond Harris	—	—	—	—	—

(1)	These amounts reflect the following amounts that have been reported as compensation to the NEO in previous proxy statements: Mr. Stanton, $9,909,164; Mr. Foliano, $1,055,074 and Mr. Wilson, $281,967.

(2)

Amount reflects a cash contribution of $1,019,965, which is included in the “Non-Equity Incentive Compensation” column for 2021 of the Summary Compensation Table on page 48, as it was earned in 2021 but actually received by Mr. Stanton in 2022, and an equity contribution of 60,320 RSUs vested in 2022 with a value of the vesting date of $1,133,413, which RSUs are included in the “Stock Awards” column of the Option Exercises and Stock Vested in 2022 table on page 55.

(3)

Amount reflects a cash contribution of $233,423, which is included in the “Non-Equity Incentive Compensation” column for 2021 of the Summary Compensation Table on page 48, as it was earned in 2021 but actually received by Mr. Foliano in 2022, and an equity contribution of 20,171 RSUs vested in 2022 with a value of the vesting date of $379,013, which RSUs are included in the “Stock Awards” column of the Option Exercises and Stock Vested in 2022 table on page 55.

We maintain the ADTRAN Holdings, Inc. Deferred Compensation Plan for Employees, the ADTRAN Holdings, Inc. Deferred Compensation Plan for Directors, the ADTRAN Holdings, Inc. Equity Deferral Program for Employees and the ADTRAN Holdings, Inc. Equity Deferral Program for Directors. These four plans were originally a single deferred compensation plan; however, for administrative purposes, we restated that single plan into four separate plans which we refer to herein, collectively, as a single “Deferred Compensation Plan.” This Deferred Compensation Plan is offered as a supplement to our tax-qualified 401(k) plan and is available to our officers and directors who have been duly appointed or elected by our Board of Directors or stockholders, as applicable.

The Deferred Compensation Plan allows participants to defer a portion of their salaries and all or a portion of their annual VICC and equity awards, and permits us to make matching contributions on a discretionary basis, without the limitations that apply to the 401(k) plan. To date, we have not made any matching contributions under this plan. All contributions are unfunded and are credited to bookkeeping accounts for the participants, although we have set aside assets in a rabbi trust to pay for the benefits under the Deferred Compensation Plan. Each participant’s account is credited with earnings as if the account were invested as elected by the participant among pre-approved mutual funds. Benefits are usually distributed or begin to be distributed on the first day of the month following the six-month anniversary of the participant’s separation from service. Benefits will be paid in a single lump sum cash payment, and any deferred stock awards will be paid in whole shares of Adtran common stock with fractional shares paid in cash; however, a participant may, in some cases, elect to receive a portion of his or her benefit in installments paid over three or ten years.

Under the Deferred Compensation Plan, participants are entitled to receive their benefits upon termination of employment (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code). The amount they receive is based on their account balance, which would consist of their contributions to the plan and any earnings as described above. Benefits are not payable from the plan until the first day of the month following the six-month anniversary of the participant’s separation from service.

Potential Payments Upon Termination or Change in Control

This section describes the limited benefits that would be provided to our NEOs under our executive compensation arrangements upon a change in control of the Company or following termination of employment (provided, in some cases further described below, the termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code). We also provide tables below showing the potential benefits payable to each of our NEOs upon a change in control of the Company or following termination of employment as of December 31, 2022.

Discussion of Potential Benefits Under Various Arrangements

Cash Incentive Compensation

Under the Company’s annual variable incentive compensation (“VICC”) programs, which are established pursuant to the Company’s Variable Incentive Compensation Plan, a plan participant must be employed by the Company through the date that payment of an award is scheduled to be made for a plan year to be eligible to receive any award for such year. If a termination of employment for any reason occurred on December 31, 2022, the executive would be disqualified from the VICC program for 2022 and any VICC would be forfeited. In the event of a change in control of the Company, each executive will receive an immediate lump sum cash payment of the VICC award in an amount consistent with the expected level of achievement and for a proportionate share of the annualized amount for the part-year period ending on the change in control event.

Under Mr. Wilson’s sales incentive arrangement, upon various termination events and a change in control of the Company, he is entitled to receive his earned compensation through the date of such event. If his employment is terminated by the Company for cause, management has sole discretion to pay his earned compensation through the date of termination, but the tables below assume that management would not exercise such discretion.

Incentive Plans

2006 Employee Stock Incentive Plan

Under our 2006 Employee Stock Plan, the stock options we have granted will become immediately vested and exercisable upon a participant’s death or disability, or upon a change of control. All unvested options are forfeited immediately upon a termination of employment for any other reason. Upon termination of employment for cause, all outstanding options immediately terminate. Vested options may be exercised (i) for one year after termination due to death, disability or retirement, (ii) for 90 days after termination for any other reason (other than for cause) and (iii) for three (3) months after a termination of employment following a change of control for any reason other than death, disability, termination for cause or voluntary termination.

2015 Employee Stock Plan and 2020 Employee Plan

Under our 2015 Employee Stock Plan and 2020 Employee Plan, all awards (or portions thereof) that remain unexercisable or unvested upon a participant’s termination of employment for any reason (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code), other than as a result of death, disability or change of control, shall be forfeited by the participant immediately upon the date of such termination, unless the Compensation Committee decides otherwise. If such termination is the result of death or disability or if there is a change of control, then any outstanding awards shall immediately become fully exercisable or vested. With respect to outstanding PSU awards, upon one of the above accelerating events, a portion of the shares subject to such award shall be deemed earned equal to the target number of shares multiplied by a fraction, the numerator of which equals the number of days elapsed from the date of grant to the date of the applicable acceleration event and the denominator of which equals the days in the performance period.

Mr. Glingener’s stock options were granted prior to the Business Combination pursuant to the 2011 ADVA Option Program and were assumed by the Company in the Business Combination, such that they now represent options to acquire Company common stock. In connection with this assumption, the assumed options are subject to the terms and conditions of the 2015 Employee Stock Plan, except with respect to the expiration and vesting terms, which continue to be governed by the 2011 ADVA Option Program. Therefore, the terms of the 2015 Employee Stock Plan described above with respect to treatment upon a termination of employment or change of control apply to Mr. Glingener’s stock options.

Employment Agreements

Mr. Stanton’s Employment Agreement

Under the terms of his Employment Agreement, Mr. Stanton is eligible for specified termination payments and benefits in the event of a termination of Mr. Stanton’s employment (i) due to his death or disability, (ii) by Mr. Stanton for good reason, by the Company without cause, or upon a non-renewal of the term of employment by the Company at the completion of the initial two-year term of employment, (iii) due to Mr. Stanton’s retirement (age 65 or age 55 and ten years of service) or (iv) in the event of a termination of employment by the Company without cause or by Mr. Stanton for good reason within two years following a change of control of the Company (excluding the Business Combination), subject to his execution and non-revocation of a release of claims in the Company’s favor and his compliance with confidentiality, non-competition, non-solicitation, non-disparagement and other covenants, all as more specifically provided for in the Employment Agreement. See “Employment Arrangements” beginning on page 45 for further information regarding such payments and benefits.

Mr. Glingener’s Employment Agreement

Under the terms of his Employment Agreement, Mr. Glingener is eligible for specified termination payments and benefits in the event of a termination of Mr. Glingener’s employment (i) due to his death or (ii) due to his inability to work as more specifically provided for in the Employment Agreement. See “Employment Arrangements” beginning on page 45 for further information regarding such payments and benefits.

Tables Quantifying Potential Benefits for the NEOs

The following tables set forth the potential benefits payable to the NEOs pursuant to the arrangements described above, assuming a termination of employment or a change in control had occurred on December 31, 2022. The table does not include: (i) compensation or benefits previously earned by the NEOs or equity incentive awards that were already fully vested prior to December 31, 2022; (ii) the amounts payable under the Deferred Compensation Plan that are disclosed in the table entitled “Nonqualified Deferred Compensation in 2022” above; or (iii) the value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees.

Additional information applicable to all of the tables quantifying potential benefits for the NEOs includes:

•	Values of Mr. Glingener’s cash severance payments are expressed in U.S. dollars and have been converted using the average Euro to U.S. dollar foreign currency exchange rate for 2022, or 1.0515.
•

Values of equity-related benefits have been determined based on the closing price of the Company’s common stock on NASDAQ on December 30, 2022, the last trading day of 2022 ($17.89), multiplied by the number of applicable shares.

•	In connection with the Business Combination, all outstanding performance-based and market-based PSUs granted to the NEOs prior to the Business Combination converted into time-based

RSUs at the target level of performance on July 8, 2022. Therefore, Mr. Stanton is the only NEO who held any outstanding performance-based equity awards (which he was granted following the Business Combination) that would have become issuable upon a termination or change in control event on December 31, 2022.

•	Mr. Glingener is the only NEO who held any unvested stock options that would have vested or become exercisable upon a termination or change in control event on December 31, 2022.

Potential Benefits Upon a Termination by the Company Without Cause or by the NEO for Good Reason

In the event of a termination of Mr. Stanton’s employment by the Company without “Cause” or by Mr. Stanton for “Good Reason” on December 31, 2022, he would have been entitled to the following:

•

The amount of cash severance represents (i) an amount equal to two (2) times the sum of Mr. Stanton’s base salary as of the separation date and target bonus for the year in which the termination occurred, payable in equal installments for the two-year period following the date of such termination, during which time he would be subject to certain restrictive covenants as set forth in his Employment Agreement, and (ii) the actual cash bonus that he received for the 2022 performance period, as he is entitled to a pro rata portion of his outstanding cash incentive award based on the actual attainment of performance goals under his Employment Agreement. The cash payments due to Mr. Stanton upon such a termination event also include the value of (y) eighteen (18) months of reimbursements paid by the Company to Mr. Stanton for COBRA premiums paid by Mr. Stanton for such medical, dental and/or vision continuation coverage, during which time he would be subject to certain restrictive covenants as set forth in his Employment Agreement, and (z) an additional eighteen (18) months of COBRA reimbursements that will be paid in four (4) installments over such time period, which assumes Mr. Stanton has not become eligible for similar coverage from another source (collectively, the “COBRA Payments”).

•

Pursuant to Mr. Stanton’s Employment Agreement, he is not entitled to any of his outstanding PSUs if such a termination event occurs prior to the second anniversary of the effective date of the Employment Agreement (July 13, 2024).

•

The amount of his time-based RSUs represents the value of (i) the continued vesting of Mr. Stanton’s unvested RSUs that were granted prior to July 13, 2022, during which time he would be subject to certain restrictive covenants as set forth in his Employment Agreement, and (ii) the full acceleration of vesting of Mr. Stanton’s unvested RSUs that were granted on or after July 13, 2022.

In the event of a termination of Mr. Glingener’s employment by the Company without “Cause” or by Mr. Glingener for “Good Reason” on December 31, 2022, he would have been entitled to the actual cash bonus that he received for the 2022 performance period. Mr. Glingener’s unvested stock options would not automatically accelerate upon such a termination event under the terms of the 2015 Employee Stock Plan.

Upon a termination of employment by the Company without “Cause” or by the NEO for “Good Reason” on December 31, 2022, the other NEOs would not be entitled to any cash severance or accelerated vesting of unvested time-based RSUs, except that Mr. Wilson would have been entitled to his actual sales incentive compensation earned for December 2022 but not yet paid as of December 31, 2022.

Name	Cash Severance ($)	PSUs ($)	Time-based RSUs ($)	Stock Options ($)	Total ($)
Thomas R. Stanton	5,449,553	—	6,563,009	—	12,012,562
Christoph Glingener	72,040	—	—	—	72,040
Michael K. Foliano	—	—	—	—	—
Ronald D. Centis	—	—	—	—	—
Raymond Harris	—	—	—	—	—
James D. Wilson, Jr.	8,722	—	—	—	8,722

Potential Benefits Upon a Termination Due to Death

In the event of a termination of Mr. Stanton’s employment due to death on December 31, 2022, he would have been entitled to the following:

•

The amount of cash severance represents the actual cash bonus that he received for the 2022 performance period, as he is entitled to a pro rata portion of his outstanding cash incentive award based on the actual attainment of performance goals under his Employment Agreement.

•	The amount of his PSUs represents a pro rata portion of his outstanding PSUs based on target level of achievement (issuable within seventy (70) days following such event).
•

The amount of his time-based RSUs represents the value of (i) the continued vesting of Mr. Stanton’s unvested RSUs that were granted prior to July 13, 2022, during which time he would be subject to certain restrictive covenants as set forth in his Employment Agreement in the case of Mr. Stanton’s termination of employment due to his disability, and (ii) the full acceleration of vesting of Mr. Stanton’s unvested RSUs that were granted on or after July 13, 2022.

In the event of a termination of Mr. Glingener’s employment due to death on December 31, 2022, he would have been entitled to the following:

•

The amount of cash severance represents (i) an amount equal to three (3) months of continued payment of Mr. Glingener’s base salary and (ii) the actual cash bonus that he received for the 2022 performance period, as he is entitled to a pro rata portion of his outstanding bonus based on the actual attainment of performance goals under his Employment Agreement.

•

The amount of his stock options represents the potential value of Mr. Glingener’s unvested stock options that would have vested and become exercisable upon a termination of his employment due to death on December 31, 2022, based on the difference between the closing price of our common stock on Nasdaq on December 30, 2022 ($17.89 per share) and the exercise price of the applicable stock options. No value is included for unvested stock options that were underwater as of December 31, 2022.

Upon a termination of employment due to death on December 31, 2022, the other NEOs would not be entitled to any cash severance, except that Mr. Wilson would have been entitled to his actual sales incentive compensation earned for December 2022 but not yet paid as of December 31, 2022. Additionally, the amounts for the other NEOs represent the potential value of (i) unvested time-based RSUs granted under the 2015 Employee Stock Plan and 2020 Employee Plan and (ii) unearned market-based PSUs granted under the 2020 Employee Plan that converted into time-based RSUs at the target level of performance on July 8, 2022, that would have vested upon such a termination event.

Name	Cash Severance ($)	PSUs ($)	Time-based RSUs ($)	Stock Options ($)	Total ($)
Thomas R. Stanton	963,768	110,467	6,563,009	—	7,637,244
Christoph Glingener	171,645	—	—	1,059,024	1,230,669
Michael K. Foliano	—	—	694,328	—	694,328
Ronald D. Centis	—	—	489,893	—	489,893
Raymond Harris	—	—	375,838	—	375,838
James D. Wilson, Jr.	8,722	—	584,031	—	592,753

Potential Benefits Upon a Termination Due to Disability or Inability to Work

In the event of a termination of Mr. Stanton’s employment due to disability on December 31, 2022, he would have been entitled to the same compensation and benefits as if his employment was terminated due to death, as well as the COBRA Payments. Additionally, his PSUs would be issuable following the applicable performance period (instead of within seventy (70) days following his termination of employment).

In the event of a termination of Mr. Glingener’s employment due to his inability to work on December 31, 2022, he would have been entitled to the same compensation and benefits as if his employment was terminated due to death, except he would have received six (6) months of continued payment of his base salary (instead of three (3) months). Additionally, if the Professional Accident Association in Germany is obligated to pay benefits to Mr. Glingener, his Employment Agreement provides that he will receive continued payment of his base salary.

Upon a termination of employment due to disability on December 31, 2022, the other NEOs would not be entitled to any cash severance, except that Mr. Wilson would have been entitled to his actual sales incentive compensation earned for December 2022 but not yet paid as of December 31, 2022. Additionally, the amounts for the other NEOs represent the potential value of (i) unvested time-based RSUs granted under the 2015 Employee Stock Plan and 2020 Employee Plan and (ii) unearned market-based PSUs granted under the 2020 Employee Plan that converted into time-based RSUs at the target level of performance on July 8, 2022, that would have vested upon such a termination event.

Name	Cash Severance ($)	PSUs ($)	Time-based RSUs ($)	Stock Options ($)	Total ($)
Thomas R. Stanton	1,020,761	110,467	6,563,009	—	7,694,237
Christoph Glingener	238,152	—	—	1,059,024	1,297,176
Michael K. Foliano	—	—	694,328	—	694,328
Ronald D. Centis	—	—	489,893	—	489,893
Raymond Harris	—	—	375,838	—	375,838
James D. Wilson, Jr.	8,722	—	584,031	—	592,753

Potential Benefits Upon a Termination Due to Retirement

In the event of a termination of Mr. Stanton’s employment due to retirement on December 31, 2022, he would have been entitled to the compensation and benefits listed below. Mr. Stanton is eligible for retirement when he is either (i) 65 years of age or (ii) 55 years of age and has been continuously employed by the Company (or any of its predecessor companies or subsidiaries) for at least ten (10) years.

•

The amount of cash severance represents the actual cash bonus that he received for the 2022 performance period, as he is entitled to a pro rata portion of his outstanding cash incentive award based on the actual attainment of performance goals under his Employment Agreement. The cash payments due to Mr. Stanton upon such a termination event also include the COBRA Payments.

•

Pursuant to Mr. Stanton’s Employment Agreement, he is not entitled to any of his outstanding PSUs if he retires prior to the second anniversary of the effective date of the Employment Agreement (July 13, 2024).

•

The amount of his time-based RSUs represents the value of the continued vesting of Mr. Stanton’s unvested RSUs that were granted prior to July 13, 2022, during which time he would be subject to certain restrictive covenants as set forth in his Employment Agreement. Pursuant to his Employment Agreement, Mr. Stanton would be eligible for the full acceleration of vesting of his unvested RSUs that were granted on or after July 13, 2022, with the exception of the time-based RSUs he received in 2022. Because the time-based RSUs that he received in 2022 would have been his only outstanding time-based RSUs as of December 31, 2022, no amount is included for this award.

In the event of a termination of Mr. Glingener’s employment due to retirement on December 31, 2022, he would have been entitled to the actual cash bonus that he received for the 2022 performance period. Mr. Glingener’s unvested stock options would not automatically accelerate upon such a termination event under the terms of the 2015 Employee Stock Plan.

Upon a termination of employment due to retirement on December 31, 2022, the other NEOs would not be entitled to any cash severance or accelerated vesting of unvested time-based RSUs, except that Mr. Wilson would have been entitled to his actual sales incentive compensation earned for December 2022 but not yet paid as of December 31, 2022.

Name	Cash Severance ($)	PSUs ($)	Time-based RSUs ($)	Stock Options ($)	Total ($)
Thomas R. Stanton	963,768	—	2,724,400	—	3,688,168
Christoph Glingener	72,040	—	—	—	72,040
Michael K. Foliano	—	—	—	—	—
Ronald D. Centis	—	—	—	—	—
Raymond Harris	—	—	—	—	—
James D. Wilson, Jr.	8,722	—	—	—	8,722

Potential Benefits Upon a Change in Control

Pursuant to Mr. Stanton’s Employment Agreement, he is not entitled to any compensation or benefits upon a Change in Control unless, within 24 months following the Change in Control, he experiences a Termination by the Company Without Cause or by Mr. Stanton for Good Reason. Therefore, he is not included in this section.

In the event of a Change in Control of the Company on December 31, 2022, Mr. Glingener would have been entitled to the actual cash bonus that he received for the 2022 performance period. The amount of his stock options represents the potential value of Mr. Glingener’s unvested stock options that would have vested and become exercisable upon a Change in Control of the Company on December 31, 2022, based on the difference between the closing price of our common stock on Nasdaq on December 30, 2022 ($17.89 per share) and the exercise price of the applicable stock options. No value is included for unvested stock options that were underwater as of December 31, 2022.

Upon a Change in Control of the Company on December 31, 2022, the other NEOs would have been entitled to the actual bonuses that they earned for 2022 and Mr. Wilson would have been entitled to his actual sales incentive compensation earned for December 2022 but not yet paid as of December 31, 2022. Additionally, the amounts for the other NEOs represent the potential value of (i) unvested time-based RSUs granted under the 2015 Employee Stock Plan and 2020 Employee Plan and (ii) unearned market-based PSUs granted under the 2020 Employee Plan that converted into time-based RSUs at the target level of performance on July 8, 2022, that would have vested upon such an event.

Name	Cash Severance ($)	PSUs ($)	Time-based RSUs ($)	Stock Options ($)	Total ($)
Thomas R. Stanton	—	—	—	—	—
Christoph Glingener	72,040	—	—	1,059,024	1,131,064
Michael K. Foliano	193,859	—	694,328	—	888,187
Ronald D. Centis	123,264	—	489,893	—	613,157
Raymond Harris	110,639	—	375,838	—	486,477
James D. Wilson, Jr.	129,868	—	584,031	—	713,899

Potential Benefits Upon a Termination by the Company Without Cause or by the NEO for Good Reason in connection with a Change in Control

The amounts presented in the following table assume that a Termination by the Company Without Cause or by the NEO for Good Reason occurred on December 31, 2022 in connection with a Change in Control occurring no more than 24 months before such date. The NEOs other than Mr. Stanton would have been eligible for compensation and benefits in connection with the Change in Control, and those compensation and benefits are reflected in the table immediately above. In the event of such a termination, Mr. Stanton would have been entitled to the following:

•

The amount of cash severance represents (i) an amount equal to three (3) times the sum of Mr. Stanton’s base salary and target bonus for the year in which the termination occurred, payable in a lump sum within seventy (70) days following the date of such termination, and (ii) the actual cash bonus that he received for the 2022 performance period, as he is entitled to a pro rata portion of his outstanding cash incentive award based on the actual attainment of performance goals under his Employment Agreement. The cash payments due to Mr. Stanton upon such a termination event also include the COBRA Payments.

•	The amount of his PSUs represents the issuance of his outstanding PSUs based on target level of achievement.
•

The amount of his time-based RSUs represents the value of (i) the continued vesting of Mr. Stanton’s unvested RSUs that were granted prior to July 13, 2022, during which time he would be subject to certain restrictive covenants as set forth in his Employment Agreement in the case of Mr. Stanton’s termination of employment due to his disability, and (ii) the full acceleration of vesting of Mr. Stanton’s unvested RSUs that were granted on or after July 13, 2022.

Name	Cash Severance ($)	PSUs ($)	Time-based RSUs ($)	Stock Options ($)	Total ($)
Thomas R. Stanton	7,663,949	1,841,251	6,563,009	—	16,068,209
Christoph Glingener	—	—	—	—	—
Michael K. Foliano	—	—	—	—	—
Ronald D. Centis	—	—	—	—	—
Raymond Harris	—	—	—	—	—
James D. Wilson, Jr.	—	—	—	—	—

Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding exec
utive compensation for our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1)(2)(3) ($)	Value of Initial Fixed $100 Investment based on: (4)		Net Income ($ Millions)	Adjusted EBIT (5) ($ Millions)
Year					TSR ($)	Peer Group TSR ($)
2022	10,467,712	9,153,853	1,110,338	1,053,973	203.51	100.08	(8.9)	52.2

2021	4,515,356	6,565,639	1,155,022	1,381,134	243.02	131.83	(8.6)	11.3

2020	2,898,033	4,106,999	900,561	1,059,643	154.37	124.20	2.4	10.8

(1)	The PEO for each year presented was Thomas R. Stanton. The individuals comprising the Non-PEO NEOs for each year presented are listed below:

2022	2021	2020

Michael K. Foliano	Michael K. Foliano	Michael K. Foliano

James D. Wilson, Jr.	James D. Wilson, Jr.	James D. Wilson, Jr.

Ronald D. Centis	Ronald D. Centis	Ronald D. Centis

Raymond Harris	Raymond Harris	Eduard Scheiterer

Christoph Glingener
As discussed in Compensation Discussion & Analysis, Mr. Glingener became an NEO in July 2022 in connection with the Business Combination. Compensation amounts reflected in this Pay Versus Performance Disclosure for Mr. Glingener reflect only the period from July 15, 2022 through December 31, 2022.

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Thomas R. Stanton ($)	Exclusion of Stock Awards for Thomas R. Stanton ($)	Inclusion of Equity Values for Thomas R. Stanton ($)	Compensation Actually Paid to Thomas R. Stanton ($)
2022	10,467,712	(8,632,599)	7,318,740	9,153,853

2021	4,515,356	(2,503,918)	4,554,201	6,565,639

2020	2,898,033	(1,846,036)	3,055,002	4,106,999

6
9

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,110,338	(567,713)	511,348	1,053,973

2021	1,155,022	(596,692)	822,804	1,381,134

2020	900,561	(419,856)	578,938	1,059,643
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Thomas R. Stanton ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Thomas R. Stanton ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Thomas R. Stanton ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Thomas R. Stanton ($)	Total -Inclusion of Equity Values for Thomas R. Stanton ($)
2022	5,844,855	(1,132,391)	1,158,854	1,447,422	7,318,740

2021	1,507,454	2,288,391	—	758,356	4,554,201

2020	1,578,027	1,271,442	—	205,533	3,055,002

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	—	(228,123)	289,716	449,755	511,348

2021	278,739	449,732	—	94,333	822,804

2020	326,654	221,552	—	30,732	578,938

(4)
The Peer Group TSR set forth in this table utilizes the NASDAQ Telecommunications Index (“NASDAQ Telecom Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the NASDAQ Telecom Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined Adjusted EBIT to be the most important financial performance measure us ed t
o link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs in 2022. Adjusted EBIT is a
non-GAAP
measure used in our VICC, and is defined as the Company’s earnings before interest and tax, determined based on the Company’s audited financial results, and adjusted to remove: any restructuring expenses; acquisition-related expenses and amortization of intangibles; stock-based compensation expense;
the non-cash change
in fair value of equity investments held in the Deferred Compensation Plan; and any other non-GAAP exclusions
approved by the Compensation Committee. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

7
0

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our net income during the three most recently completed fiscal years.

Description of Relationship Between PEO and
Non-PEO
NEO
Com
pensation Actually Paid and Adjusted EBIT
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and Adjusted EBIT during the three most recently completed fiscal years.

7
2

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the NASDAQ Telecommunications Index over the same period.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2022 to Company performance. The measures in this table are not ranked.

Adjusted EBIT
Gross Margin
Relative TSR

7
3

Pay Ratio
As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Stanton, our CEO. For 2022, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO), was $95,500; and

•
the total compensation of our CEO in 2022, as reported in the “Total” column for 2022 of the Summary Compensation Table on page 48, plus an estimate for non-discriminatory
health and welfare benefits, was $10,481,325.

Based on this information, for 2022, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 110 to 1. Below is a description of the methodology and the material assumptions, adjustments and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee. We believe that this information is useful to put into context the ratio comparing the annual total compensation of the median employee in our Company with the annual total compensation of our CEO.
We determined that, as of December 31, 2022, our employee population consisted of approximately 1,600 individuals working at the Company and our consolidated subsidiaries. Given our global business, our workforce is distributed among a number of countries and regions. Of those, approximately 76% of these employees are located in the United States.
We measured compensation using the
12-month
period ended December 31, 2022. Our compensation programs vary from region to region and, among our various consolidated subsidiaries in each region, from country to country. Our employees are compensated on either a salaried basis or an hourly basis. In addition, some employees receive equity incentive awards, sales incentives and/or bonuses. We included salary or hourly wages, as applicable, as well as any equity incentive awards granted and bonuses and sales incentives earned for 2022 in our measurement to determine the median of the annual total compensation of all our employees.
Our workforce includes a number of part-time employees and temporary employees. In making our determination of the median employee, we did not annualize the compensation of part-time employees, temporary employees or employees who were hired in 2022 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We also did not make any cost-of-living
adjustments in identifying the median employee. For purposes of this disclosure, we applied foreign currency to U.S. dollar exchange rates using the rate of exchange of each applicable currency as of December 31, 2022.
Using this methodology, we determined that the median employee was a full-time, salaried employee located in the United States. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation
S-K
and added an estimated amount for
non-discriminatory
health and welfare benefits, resulting in annual total compensation of $95,500. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column for 2022 of the Summary Compensation Table appearing on page 48, and added an estimate for non-discriminatory
health and welfare benefits.

2022 Director Compensation

The table below sets forth information regarding compensation paid to our directors for 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Total ($)
Johanna Hey (2)	41,288	135,033	—	179,133
H. Fenwick Huss	115,000	90,004	—	205,004
Gregory McCray	90,000	90,004	—	180,004
Balan Nair	90,000	90,004	—	180,004
Brian Protiva (2)	—	435,464	—	435,464
Jacqueline H. Rice	97,500	90,004	—	187,504
Thomas R. Stanton (3)	—	—	—	—
Nikos Theodosopoulos (2)	44,101	135,033	—	179,133
Kathryn A. Walker	98,438	90,004	—	188,442

(1)

These amounts represent the aggregate grant date fair value of (i) 4,790 shares of time-based restricted stock granted to each of the Company’s non-employee directors on December 31, 2022 and (ii) 1,908 shares of time-based restricted stock granted to each of Ms. Hey and Mr. Theodosopoulos on August 9, 2022. For Mr. Protiva, the amount also includes $345,460, which represents the incremental fair market value of his unvested stock options as of December 31, 2022 that were converted from ADVA stock options to Adtran stock options and were permitted to continue to vest according to their terms by the Compensation Committee on December 16, 2022, resulting in a “modification” to such stock options. These values were computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Each of Dr. Huss, Messrs. McCray, Nair and Protiva, and Mses. Rice and Walker held 4,790 shares of unvested time-based restricted stock as of December 31, 2022. Each of Ms. Hey and Mr. Theodosopoulos held 6,698 shares of unvested time-based restricted stock as of December 31, 2022.

(2)

Ms. Hey, Mr. Protiva and Mr. Theodosopoulos joined the Company’s Board in connection with the consummation of the Exchange Offer on July 15, 2022. Mr. Protiva was an employee of ADVA through December 31, 2022 and did not receive a separate fee for his service on the Company’s Board.

(3)	At all times during 2022, Mr. Stanton was an employee of the Company and was not compensated separately for his service on the Company’s Board.

In 2022, each of our non-employee directors received an annual fee of $90,000 for service as a director, payable quarterly in advance and prorated based on the length of such director’s service during 2022. The chairperson of each of the Nominating and Corporate Governance Committee, the Compensation Committee and the ESG Committee received an additional $7,500, the chairperson of the Audit Committee received an additional $10,000, and the Lead Director received an additional $15,000 (such full-year amounts were pro-rated based on the actual length of service in these positions during 2022). Directors who are employees of the Company receive no directors’ fees. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties. Directors are also eligible to participate in the Deferred Compensation Plan.

Our non-employee directors were entitled to participate in the 2020 Directors Stock Plan, which our stockholders approved at the 2020 Annual Meeting of Stockholders. The Compensation Committee has determined that the annual equity grant to non-employee directors pursuant to the 2020 Directors Stock Plan should comprise approximately 50% of the directors’ total remuneration for the calendar year (excluding any compensation for serving as a committee chair or lead director or any additional meeting fees), or a lesser amount as determined in the discretion of our Board. In no event shall any annual equity award have a fair market value greater than $150,000. In addition, upon initially joining the Board, a new director will receive an initial award equal to 50% of the value of the annual equity grant made in the calendar year prior to the calendar year in which the new director joins the Board, or a lesser amount as determined in the discretion of our Board. The initial grant will be in addition to any annual grant. Grants under the 2020 Directors Stock Plan are in the form of restricted stock unless our Board (upon recommendation from the Compensation Committee) determines to grant awards in the form of RSUs or nonqualified stock options.

Awards granted under the 2020 Directors Stock Plan (whether in the form of restricted stock, RSUs or nonqualified stock options) vest in full on the first anniversary of the grant date, unless the vesting schedule is varied by the Compensation Committee in the director’s award agreement. Any cash dividends paid on the Company’s common stock during the restricted period are credited to the director’s account and paid in additional shares at the time of vesting. Unvested shares of restricted stock vest immediately upon a change in control of the Company or if the director’s service is terminated due to death or disability. In the event of a director’s “separation from service,” the Compensation Committee may in its discretion accelerate the vesting of unvested shares of restricted stock or permit continued vesting on the original vesting schedule.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which the Company participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes or appears to interfere in any way with the interests of the Company. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit. Once a personnel supervisor receives notice of a conflict of interest, he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the Audit Committee, and a determination will be made as to whether the activity is permissible. A copy of our Code of Business Conduct and Ethics is available in the “Corporate Governance” section of our website at https://investors.adtran.com.

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by us of all companies known to us that are affiliated with a related person. Any potential transactions with such companies or other related party transactions are reviewed by the Chief Financial Officer and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related person.

Related Person Transactions Entered into by the Company

Since January 1, 2022, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of those persons, to file with the SEC initial reports of their ownership of our common stock and subsequent reports of changes in that ownership. Copies of these reports must also be provided to the Company. Based solely on our review of the copies of these reports received by us and on information provided by the reporting persons, we believe that, during the fiscal year ended December 31, 2022, all reports required to be filed during such year were filed on a timely basis, except as described below.

On January 25, 2022, a late Form 4 was filed on behalf of Mr. Harris; on March 1, 2022, a late Form 4 was filed on behalf of Mr. Kimpe; on March 7, 2022, a late Form 4 was filed on behalf of each of Mr. Foliano and Mr. Stanton; and on July 1, 2022, a late Form 4 was filed on behalf of Mr. Conger.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of Adtran’s financial reporting. Our Board of Directors has adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available in the “Corporate Governance” section of our website at https://investors.adtran.com.

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the fiscal year ended December 31, 2022. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required under the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has actively reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting (including management’s evaluation of identified control deficiencies and management’s program for remediation of those deficiencies) and PricewaterhouseCoopers LLP’s report thereon, both of which are included in the Annual Report on Form 10-K for the year ended December 31, 2022.

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communication of PricewaterhouseCoopers LLP with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC. It should be noted that management is responsible for the Company’s financial reporting process, including its system of internal controls, and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

AUDIT COMMITTEE

H. Fenwick Huss, Chairman
Johanna Hey
Gregory J. McCray
Jacqueline H. Rice
Nikos Theodosopoulos

PROPOSAL 2

ADVISORY VOTE REGARDING COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the rules of the SEC. We intend to continue to hold such an advisory vote on the compensation of our NEOs, commonly known as a “say-on-pay” vote, each year in connection with our annual meeting of stockholders until the next vote on the frequency of the “say-on-pay” vote or until our Board of Directors otherwise determines that a different frequency for this advisory vote is in the best interests of our stockholders. The Company’s stockholders are being asked to vote, on an advisory basis, on “Proposal 3: Advisory Vote on Frequency of Future Say-On-Pay Votes” at the 2023 Annual Meeting of Stockholders. The Board of Directors is recommending that future say-on-pay votes continue to be held every year. Should the “every year” option again be selected by the Company, our next stockholder advisory vote on executive compensation would be expected to occur at the 2024 Annual Meeting of Stockholders.

As described in detail in the Compensation Discussion and Analysis, we seek to align the interests of our NEOs with the interests of our stockholders and to reward performance that enhances stockholder returns. As discussed in the Compensation Discussion and Analysis, the Compensation Committee intends to continue to place an emphasis on performance-based compensation. We believe that our compensation program has been, and will continue to be, successful in retaining and motivating our executive officers necessary for the current and long-term success of the Company.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and narrative disclosures.”

While this “say-on-pay” vote is non-binding and advisory, the Board of Directors and the Compensation Committee value the opinions of our stockholders and intend to consider the vote of the Company’s stockholders when considering future compensation arrangements. To the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, the Compensation Committee and Board will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors unanimously recommends a vote “For” approval of the “Say-on-Pay” proposal.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

The Dodd-Frank Wall Street Reform and Consumer Protection Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers, which we refer to as an advisory vote on executive compensation or a “say-on-pay” vote. This stockholder advisory vote on frequency is required to be conducted every six years. Pursuant to Section 14A of the Exchange Act, in this Proposal 3 we are asking stockholders to vote on whether they would prefer that we conduct future say-on-pay votes every year, every two years or every three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

On May 10, 2017, stockholders selected “every year” as their preference by a vote of 79.3% of votes cast. The “every two years” option received 0.0% of votes cast and the “every three years” option received 20.7% of votes cast. After reconsideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year continues to be the most appropriate alternative for the Company, and therefore, the Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. Please note that you are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate your own choice of one, two or three years for this proposal.

In formulating its recommendation, the Board of Directors considered how an advisory vote at this frequency will allow our stockholders to provide timely input on our executive compensation philosophy, politics and practices as disclosed in the proxy statement each year. The Board believes that an annual vote provides the greatest opportunity for stockholder input and constructive communications, by enabling the vote to correspond with the compensation information presented in the proxy statement for each annual meeting of the stockholders. Additionally, an annual advisory vote is consistent with the Board’s desire to implement “best practices” with respect to corporate governance. We understand that stockholders may have different views as to what is the best approach for the Company, and we look forward to again hearing from stockholders on this proposal.

The proxy card provides stockholders with the opportunity to choose among four options (holding the advisory vote on compensation every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Instead, the option of “every year,” “every two years” or “every three years” that receives the highest number of votes cast will be considered the frequency of the say-on-pay vote that has been approved by our stockholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on the Company, the Compensation Committee values the opinions of our stockholders and will consider our stockholders’ vote. Nonetheless, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option voted by our stockholders. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation.

The Board of Directors unanimously recommends a vote for “EVERY YEAR”

as the preferred frequency for future say-on-pay votes.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and the Board has directed that such appointment be submitted to our stockholders for ratification at the 2023 Annual Meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1986 and is considered by our Audit Committee to be well qualified. Stockholder ratification of the appointment is not required under the laws of the State of Delaware or any other laws, but the Board, at the request of the Audit Committee, has decided to ascertain the position of the stockholders on the appointment. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment. However, the outcome of this proposal is non-binding and advisory in nature.

Representatives of PricewaterhouseCoopers LLP will participate in the 2023 Annual Meeting and will have an opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends a vote “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The aggregate fees and expenses paid or accrued by the Company for professional services rendered by PricewaterhouseCoopers LLP and its affiliates for the fiscal years ended December 31, 2022 and 2021 are set forth below.

	2022	2021
Audit Fees	$3,285,773	$1,932,000
Audit-Related Fees	748,578	700,000
Tax Fees	10,725	—
All Other Fees	900	900

Total	$4,045,976	$2,632,900

Audit Fees. Audit Fees include fees for professional services rendered for the integrated audits of ADTRAN Holdings, Inc.’s consolidated financial statements, quarterly reviews of interim financial statements, consents associated with registration statements, statutory audits and the incremental audit effort associated with the acquisition of ADVA in 2022.

Audit-Related Fees. Audit-Related Fees for 2022 were for agreed upon procedures and limited assurance audits, regulatory filings and audited financial statements related to the Business Combination. Audit-Related Fees for 2021 were for regulatory filings and audited financial statements related to the Business Combination.

Tax Fees. Tax Fees in 2022 related to tax compliance services. These items were evaluated by the Audit Committee to be permissible services and determined not to impact the independence and objectivity of the independent registered public accounting firm.

All Other Fees. All Other Fees for 2022 and 2021 were fees for other permissible work performed by PricewaterhouseCoopers LLP that does not meet the above category descriptions, such as the firm’s Disclosure Checklist tool. These items were evaluated by the Audit Committee to be permissible services and determined not to impact the independence and objectivity of the independent registered public accounting firm.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by PricewaterhouseCoopers LLP. The policy: (1) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; (2) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed; and (3) sets forth pre-approval requirements for all permitted services.

Under the policy, a schedule is presented annually to the Audit Committee outlining the types of audit-related, tax and other services (other than audit services) that are likely to be performed during the year. The Audit Committee, based upon the guidelines in the policy, selects the services from that schedule that will be generally pre-approved and attaches the list as an appendix to the policy. The Audit Committee then sets an annual aggregate fee limitation for all of these generally pre-approved services. For fiscal year 2022, that limit was set at $60,000. Any fees for the generally pre-approved services that exceed this aggregate fee limit must be specifically pre-approved by the Audit Committee. In addition, any services not on the list of general pre-approved services must be specifically pre-approved.

Each member of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval, in the event that the full Audit Committee is not available. Any member of the Audit Committee who provides specific pre-approval must report such approval to the Committee at its next meeting. To ensure compliance with the policy, a detailed report outlining all fees incurred year-to-date for services provided by PricewaterhouseCoopers LLP is presented to the Audit Committee on a quarterly basis.

STOCKHOLDERS’ PROPOSALS FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals may be eligible for inclusion in the proxy statement for the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). Any stockholder intending to present a proposal for inclusion in the proxy statement for the 2024 Annual Meeting must provide timely written notice of the proposal to us at ADTRAN Holdings, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2). The Company must receive the proposal by November 29, 2023, for possible inclusion in the proxy statement. If the date of the 2024 Annual Meeting changes by more than 30 days from May 10, 2024, then the deadline to submit stockholder proposals for inclusion in the proxy statement for the 2024 Annual Meeting will be a reasonable time before the Company begins to print and mail its proxy materials for the 2024 Annual Meeting. The Company will determine whether to include a proposal in the 2024 proxy statement in accordance with the SEC rules governing the solicitation of proxies.

In addition, under our Bylaws, any stockholder of record intending to nominate a candidate for election to the Board or to propose any business at the 2024 Annual Meeting must give timely written notice to us at our executive offices in Huntsville, Alabama. A nomination or proposal for the 2024 Annual Meeting will be considered timely if it is received no earlier than January 11, 2024 and no later than February 10, 2024. If the date of the 2024 Annual Meeting is advanced by more than 30 days or is delayed by more than 70 days from May 10, 2024, then to be timely the nomination or proposal must be received by the Company no earlier than the 120th day prior to the 2024 Annual Meeting and no later than the close of business on the later of the 90th day prior to the meeting and the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. The notice of nomination or proposal must detail the information specified in the Company’s Bylaws. We will not entertain any proposals or nominations at the 2024 Annual Meeting that do not meet the requirements set forth in our Bylaws. The Bylaws are available in the “Corporate Governance” section of our website at https://investors.adtran.com. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary at ADTRAN Holdings, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806.

In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting must provide notice to the Company that complies with the informational requirements of Rule 14a-19 under the Exchange Act.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this proxy statement, the Board of Directors of the Company does not know of any matters which will be presented for consideration at the 2023 Annual Meeting other than those specified herein and referred to in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matter should be properly presented for consideration and voting during the 2023 Annual Meeting or any adjournment thereof, the persons named as proxies herein intend to vote the shares represented by all valid proxies in accordance with their judgment of what is in the best interest of the Company.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You may also call the Broadridge Householding Election system at (866) 540-7095 to decline or modify previous householding elections. You can also request prompt delivery of a copy of the proxy statement and annual report by sending a written request to ADTRAN Holdings, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806.

SCAN TO VIEW MATERIALS & VOTE w ADTRAN HOLDINGS, INC. 901 EXPLORER BOULEVARD VOTE BY INTERNET HUNTSVILLE, AL 35806 Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 9, 2023 for shares held directly and May 8, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ADTN2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 9, 2023 for shares held directly and May 8, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D99366-P86520 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ADTRAN HOLDINGS, INC. The Board of Directors recommends you vote FOR all of the nominees listed in Proposal 1: 1. Election of Directors Nominees: For Against Abstain The Board of Directors recommends you vote FOR 1a. Thomas R. Stanton ! ! ! Proposal 2, for EVERY YEAR in Proposal 3 and FOR For Against Abstain Proposal 4: 1b. Johanna Hey ! ! ! 2. Non-binding approval of the compensation of Adtran’s ! ! ! named executive officers. 1c. H. Fenwick Huss ! ! ! Every Every Every Year 2 Years 3 Years Abstain 3. Non-binding vote on the frequency of future 1d. Gregory J. McCray ! ! ! votes on the compensation of Adtran’s named ! ! ! ! executive officers. 1e. Balan Nair ! ! ! For Against Abstain 4. Ratify the appointment of PricewaterhouseCoopers LLP 1f. Brian Protiva ! ! ! as the independent registered public accounting firm of ! ! ! Adtran for the fiscal year ending December 31, 2023. 1g. Jacqueline H. Rice ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1h. Nikos Theodosopoulos ! ! ! 1i. Kathryn A. Walker ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF ADTRAN HOLDINGS, INC. MAY 10, 2023 Please contact Investor Relations at 256-963-8220 for information on how to participate in the virtual meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement for the 2023 Annual Meeting and the 2022 Annual Report are available at www.proxyvote.com D99367-P86520 ADTRAN HOLDINGS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby appoints Thomas R. Stanton and Michael K. Foliano, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Adtran Holdings, Inc. (“Adtran”) which the undersigned is entitled to vote during the 2023 Annual Meeting of Stockholders of Adtran, to be held via live webcast on the Internet on Wednesday, May 10, 2023 at 10:30 a.m., Central Time, and at any and all adjournment thereof, as indicated on the reverse side hereof. This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each director nominee in Proposal 1, “FOR” Proposal 2, for “EVERY YEAR” in Proposal 3 and “FOR” Proposal 4. If any other business is presented during the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented during the Annual Meeting. The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to Michael K. Foliano, Corporate Secretary of ADTRAN, by executing and delivering to Mr. Foliano a duly executed proxy card bearing a later date, by subsequently voting by telephone or Internet, or by participating in and voting during the virtual Annual Meeting. Continued and to be signed on reverse side